SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CFS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-2960

March 15, 2011

Dear Shareholder:

     You are cordially invited to attend the 2011 Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 26, 2011 at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.

     It is important that you are represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote today via the Internet, by telephone, or by completing, signing, and dating your proxy card and returning it in the postage-prepaid envelope provided even if you plan to attend the meeting. This will not prevent you from voting in person at the meeting but will ensure that your vote is counted in the event you are unable to attend the annual meeting.

     On behalf of the Board of Directors and all the employees of Citizens Financial Bank, your continued support of and interest in CFS Bancorp, Inc. is sincerely appreciated.

Best regards,

THOMAS F. PRISBY
Chairman of the Board and
Chief Executive Officer

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321
____________________________________

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.
____________________________________

Date:	Tuesday, April 26, 2011

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts
1040 Ridge Road
Munster, Indiana 46321

Purposes:	1.	To elect two Class III Directors for a three-year term expiring in 2014 and until their successors are elected and qualified;

	2.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2011;

	3.	An advisory (non-binding) vote on 2010 executive compensation;

	4.	An advisory (non-binding) vote on the frequency of an advisory vote on executive compensation; and

	5.	To transact such other business that may properly come before the meeting and any adjournment or postponement thereof, including whether or not to adjourn the meeting.

Who Can Vote:	Shareholders at the close of business on March 4, 2011 are entitled to the notice of and to vote at the meeting and at any adjournments thereof.

How You Can Vote:
You may vote in person or by proxy. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet, by telephone, or by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. Doing so will ensure you are represented at the meeting and allow your shares to be voted should anything prevent your attendance at the meeting. Your vote is important and greatly appreciated.

By Order of the Board of Directors,

MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 15, 2011

Your Vote Is Important. Whether you own one share or many shares, your prompt cooperation in voting your proxy is greatly appreciated. Please vote your shares via the Internet, by telephone, or by completing, signing, dating, and returning the executed enclosed proxy card in the postage-prepaid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2011. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2010 are available at
https://materials.proxyvote.com/12525D.

CFS BANCORP, INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS
April 26, 2011

VOTING AND RELATED MATTERS

     This proxy statement is being furnished to the shareholders of CFS Bancorp, Inc. (Company or CFS) in connection with the solicitation of proxies by the Company’s Board of Directors relating to the 2011 annual meeting of shareholders of CFS to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 26, 2011 at 10:00 a.m., Central Time. The enclosed proxy is being solicited by our Board of Directors.

Why am I receiving this proxy statement?

     You are receiving a proxy statement because you owned shares of CFS common stock on March 4, 2011, which is the date that our Board of Directors has fixed as the record date (Record Date) for determining shareholders entitled to notice of and to vote at our annual meeting and any adjournment or postponement of the meeting. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement, and proxy card are being mailed to shareholders on or about March 15, 2011.

What will I be voting on?
  Election of two Class III Directors for a term of three years (see Proposal 1 – Election of Directors)

  Ratification of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (see Proposal 2 – Ratification of Independent Registered Public Accounting Firm)

  An advisory (non-binding) vote on our 2010 executive compensation. (see Proposal 3 – Advisory (Non- Binding) Vote on Executive Compensation)

  An advisory (non-binding) vote on the frequency of an advisory vote on executive compensation (see Proposal 4 – Advisory (Non-Binding) Vote on the Frequency of an Advisory Vote on Executive Compensation)
What are the Board of Directors’ recommendations on how I should vote my shares?

     Your Board of Directors recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the Board’s nominees (Gregory W. Blaine and Joyce M. Simon) for a three-year term.

Proposal 2 —	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2011.

Proposal 3 —	FOR approval of the 2010 executive compensation.

Proposal 4 —	FOR approval of an annual (every year) vote on the frequency of an advisory vote on executive compensation.

How will proxies be voted?

     The shares represented by a properly executed and returned proxy card will be voted according to the instructions that you provide. If no instructions are provided on a signed proxy card, the persons named as proxies on the proxy card will vote FOR the election of Gregory W. Blaine and Joyce M. Simon as Directors, FOR Proposal 2, FOR Proposal 3, and FOR the Board’s recommendation of 1 Year with respect to Proposal 4.

     The Board of Directors does not know of any matter other than those stated in this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, a signed proxy card will confer discretionary authority to the persons named in the proxy card to vote on those matters, including whether or not to adjourn the meeting. It is intended that the persons named as proxies in the proxy card will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

How do I vote?

     You can vote either in person at the meeting, by proxy without attending the meeting, via the Internet, or by telephone. We encourage you to attend the meeting and urge you to vote by proxy even if you plan to attend so that we will know as soon as possible that enough votes will be present to establish a quorum for us to hold the meeting. If you attend the meeting in person, you may vote by ballot at the meeting even though you signed and returned a proxy. Please contact Monica F. Sullivan, our Corporate Secretary, at (219) 836-2960 if you need directions to the annual meeting.

     If you are the record holder of your shares, you can vote by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-prepaid envelope. You also may vote your shares by following the instructions contained on the enclosed proxy card to vote via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders using a control number and allow shareholders the opportunity to confirm that their instructions have been properly recorded.

     If your shares are held through a broker, bank, or other record holder, you may vote your shares by completing, dating, and signing the voting instruction form that you receive from your broker, bank, or other record holder. You may also be able to vote your shares via the Internet or by telephone in accordance with the instructions provided by your broker, bank, or other record holder.

Can I change my vote?

     You have the right to revoke your proxy at any time before the meeting by (i) notifying Monica F. Sullivan, our Corporate Secretary, in writing at 707 Ridge Road, Munster, Indiana 46321 or (ii) delivering a later-dated proxy card. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting. If you hold your shares through a broker, bank, or other record holder, please contact your broker or bank for procedures and documentation on how to change your vote.

How will shares in our 401(k) Retirement Plan be voted?

     If you are a participant in the Citizens Financial Bank 401(k) Retirement Plan (401(k) Plan), you will receive a voting instruction card to use to provide voting instructions to Vanguard Fiduciary Trust Company, the trustee for the 401(k) Plan, for the shares allocated to your account under the 401(k) as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed, and returned in the envelope provided, or you may vote via the Internet or by telephone, by 11:59 p.m. Eastern Time on April 21, 2011. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your 401(k) account will be kept confidential by the trustee and will not be disclosed to any of our Directors, Officers, or employees.

     Unless the terms of the 401(k) Plan or the fiduciary duties of the trustee require otherwise, the trustee will vote the shares allocated to your account under the ESOP and 401(k) in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your 401(k) account, the trustee will vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions have been received.

What does it mean if I receive more than one proxy card?

     If you hold your shares in multiple registrations, or in both your own name and through a broker or bank, you will receive a proxy card for each account. Please sign, date, and return all proxy cards you receive. If you choose to vote via the Internet or by telephone, please vote once for each proxy card you receive. Only your latest dated proxy card for each account will be voted.

How many votes do I have?

     You will have one vote for every share of CFS common stock that you owned on March 4, 2011.

How many shares are entitled to vote?

     There were 10,919,492 shares of CFS common stock outstanding and entitled to vote at the annual meeting as of March 4, 2011. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

     A majority of the votes that can be cast must be present, in person or by proxy, for there to be a quorum to hold the meeting. Proxies received but marked as ABSTAIN and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

How many votes are needed for the proposals to pass?

     Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. In other words, the two Director candidates receiving the highest number of FOR votes will be elected. Shareholders may vote FOR election of nominees proposed by the Board, or to WITHHOLD authority to vote FOR one or more of the nominees being proposed. Votes to WITHHOLD and broker non-votes are not counted as a vote FOR or AGAINST that nominee. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers. See What is a broker non-vote? below.

     Ratification of Independent Registered Public Accounting Firm (Proposal 2). The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2011 will be approved if the votes cast FOR the proposal exceed those cast AGAINST it. A proxy card marked as ABSTAIN with respect to this proposal and broker non-votes will not count as a vote FOR or AGAINST the proposal. Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to this proposal absent specific instructions from their customers.

     Approval of Executive Compensation (Say-on-Pay) (Proposal 3). The approval of the proposal providing an advisory vote of our shareholders on our 2010 executive compensation (also known as say-on-pay) requires that the votes cast FOR the proposal exceed those cast AGAINST the proposal. A vote to ABSTAIN and broker non-votes are not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. Brokers may not vote shares held by them FOR or AGAINST this proposal without specific instructions from the beneficial owner of the shares. This is an advisory vote, which means it is non-binding on either the Compensation Committee or our Board of Directors. The vote will provide our Board and our Compensation Committee with information relating to the opinions of our shareholders, which the Compensation Committee and the Board will consider as it makes determinations with respect to future action regarding our executive compensation.

     Approval of Recommendation on the Frequency of a Say-on-Pay Advisory Vote (Proposal 4). In Proposal 4, we are asking our shareholders to indicate their preference with respect to the frequency with which we will submit the say-on-pay vote to our shareholders. Accordingly, shareholders are being asked, on an advisory basis, to indicate their preference for such a vote once every one (1), two (2), or three (3) years. You may cast your vote on your preferred voting frequency by choosing the option of one (1) year, two (2) years, three (3) years or ABSTAIN from voting. The alternative that receives the highest number of votes cast will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. A vote to ABSTAIN and any broker non-votes will have no effect on the outcome of the vote. Brokers may not vote shares held by them on this proposal without specific instructions from the beneficial owner of the shares. The Board of Directors is recommending that our shareholders approve an annual (once every one (1) year) vote on say-on-pay. Since the say-on-pay frequency vote is an advisory vote, it is non-

binding on either the Compensation Committee or our Board of Directors. The Compensation Committee and the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, we will consider the outcome of the vote and the preference of our shareholders in deciding how often we determine to submit an advisory say-on-pay vote to our shareholders.

What is a broker non-vote?

     A broker non-vote occurs when a broker, bank, or other record holder (typically referred to as being held in “street name”) cannot vote on a particular matter because the broker or bank does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner of the shares. Brokers and banks have the discretion to vote shares held in street name on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountant, but the election of Directors and the say-on-pay and say-on-pay frequency proposals are considered non-routine matters. Thus, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted in the election of Directors, the say-on-pay proposal, and the say-on-pay frequency proposal, your broker, bank, or other nominee will not be able to vote your shares on these matters at the annual meeting. We urge you to provide instructions to your broker, bank, or other nominee so that your votes may be counted You should vote your shares by following the instructions provided on the voting instruction form that you receive from your broker, bank, or other nominee.

Who pays for the proxy solicitation cost?

     The Company will pay for expenses incurred for the solicitation of proxies. We contemplate that proxies will be solicited principally through the mail, but some of our Directors and Officers as well as certain of our employees may solicit proxies personally or by telephone, fax, mail, or e-mail without receiving special compensation for these services. In addition to sending you these materials, you may also be solicited through Company press releases and postings on our website, www.citz.com.

Will I receive a copy of the annual report of CFS?

     Our annual report on Form 10-K for the year ended December 31, 2010 is included with this proxy statement. The annual report includes our audited consolidated financial statements, along with other financial information and a list of exhibits, and we urge you to read it carefully. If any shareholder desires a copy of any exhibits filed as a part of the Form 10-K, we will furnish the exhibits upon request without charge.

Can I access CFS’ proxy materials and annual report electronically?

     This proxy statement and our annual report on Form 10-K for the year ended December 31, 2010 are available at https://materials.proxyvote.com/12525D. We encourage all shareholders to elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You may choose this option and save your Company the cost of producing and mailing these documents by:
  following the instructions provided on your proxy card or voting instruction form;

  following the instructions provided when you vote over the Internet; or

  going to https://materials.proxyvote.com/12525D and following the instructions provided.
     If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.

What is “householding?”

     We have adopted a procedure called “householding” which has been approved by the SEC. Under this procedure, a single copy of the annual report and the proxy statement will be sent to multiple shareholders sharing the same address and last name unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure allows us to save on printing costs and related fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and the proxy statement?

     If you are a shareholder of record and you received a single copy of the annual report and the proxy statement at an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing Monica F. Sullivan, our Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321, calling her at (219) 836-2960, or e-mailing her at msullivan@citz.com. Shareholders of record who share an address and received multiple copies of the annual report and proxy statement may request householding of these materials by contacting Ms. Sullivan.

How do I revoke my consent to the householding program?

     If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to receive separate annual reports, proxy statements, and other disclosure documents in the future, you must revoke your consent by contacting Illinois Stock Transfer Company toll free at (800) 757-5755 or by writing to Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606-6905. You will be removed from the householding program within 30 days of receiving your householding consent revocation.

     A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

PROPOSAL 1 - ELECTION OF DIRECTORS

     The Corporate Governance and Nominating Committee unanimously recommended to the Board of Directors that Gregory W. Blaine and Joyce M. Simon should be nominated for election as Directors at the annual meeting. The Board accepted the committee’s recommendations and unanimously nominated Mr. Blaine and Ms. Simon for election as directors. The proxies solicited will, unless otherwise directed, be voted for the election of the Board’s two nominees to serve as Class III Directors for a three-year term expiring in 2014 and until their successors are elected and qualified. Mr. Blaine and Ms. Simon have each consented to be named in this proxy statement as nominees and to serve if elected. All of the Directors of CFS are also Directors of Citizens Financial Bank, CFS’ wholly-owned federal savings bank (Bank). In addition, Daryl D. Pomranke, who is the President and Chief Operating Officer of CFS and the Bank, Mr. Charles R. Webb and Mr. Frank D. Lester, former directors of CFS Bancorp, Inc., are Directors of the Bank but not CFS. There are no family relationships among any of our Directors or Named Executive Officers.

     Your Board of Directors has no reason to believe that either of the nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or unwilling to serve if elected, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes that shall be designated and nominated by the Board.

     Pursuant to Indiana law and our Articles of Incorporation and Bylaws, our Directors are elected to serve staggered terms and are divided into three classes, with each class being as nearly equal in number as possible, and with the term of office of one class expiring each year. Due to previous changes to the composition of the Board of Directors, as of December 13, 2010, the Board consisted of three Class III Directors (with terms expiring at the 2011 annual meeting), one Class I Director (with a term expiring at the 2012 annual meeting), and two Class II Directors (with terms expiring at the 2013 annual meeting). In an effort to ensure that the Board of Directors consists of three classes divided as evenly as possible, Robert R. Ross, a Class III Director, agreed to resign as a Class III Director effective as of December 13, 2010, subject to the Board of Directors’ agreement to appoint Mr. Ross as a Class I Director. On December 13, 2010, the Board of Directors accepted the resignation of Mr. Ross, as a Class III Director with a term expiring at our 2011 annual meeting, and immediately appointed Mr. Ross as a Class I Director to serve for a term expiring at our 2012 annual shareholders meeting. The foregoing events which resulted in Mr. Ross’ appointment as a Class I Director enabled the Board to have three evenly divided classes, as required by our Articles of Incorporation and Bylaws.

     Currently, six Directors serve on the Board of Directors, including two Class II Directors whose terms expire at the 2013 annual meeting, two Class I Directors whose terms expire at the 2012 annual meeting, and two Class III Directors whose terms expire at this annual meeting.

     As described below under Board Committees and Related Matters — Consideration of Director Candidates, the Corporate Governance and Nominating Committee seeks a diverse group of Director candidates. Although the Company does not have a formal policy on diversity in board membership, the committee considers nominees who, together with our other Board members, have significant executive and financial experience and demonstrate, among other things, broad industry knowledge, the highest level of personal integrity, independence of judgment, loyalty, and willingness to serve and to commit the necessary amount of time to oversee the Company’s affairs. The committee also believes that your Board of Directors should be comprised of individuals with diverse business backgrounds and other differentiating characteristics that can provide a multi-faceted set of perspectives and experience to our Board. The committee applied these factors to our Board and determined that the six Directors, including the two Director nominees, have the breadth of relevant and diverse experience necessary to serve the best interests of our shareholders. In addition to these factors, the individual experience, qualifications, attributes, and/or skills that led the committee to conclude that each incumbent and Director nominee is qualified to serve on our Board is discussed in the following Director biographies.

     Our Board of Directors unanimously recommends that you vote FOR the two nominees listed below and on the enclosed proxy card.

DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

		Position(s) Held With			Current Term
Name	Age	CFS Bancorp, Inc.	Director Since	Class	Expires
NOMINEES FOR ELECTION AT THE 2011 ANNUAL MEETING

Gregory W. Blaine	62	Director	1998	III	2011

Joyce M. Simon	63	Director	2004	III	2011

OTHER BOARD MEMBERS CONTINUING IN OFFICE

Gene Diamond	58	Director	1998	I	2012

Robert R. Ross	65	Director	2004	I	2012

John W. Palmer	50	Director	2010	II	2013

Thomas F. Prisby	69	Chairman of the Board and	1998	II	2013
		Chief Executive Officer

     Gregory W. Blaine has been a Director of CFS and the Bank since 1998. Mr. Blaine currently serves as our lead independent Director and serves as a member of our Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Blaine is the former Chairman and Chief Executive Officer of TN Technologies, Inc., a digital marketing communications company, retiring in 1998. Mr. Blaine also served in various management roles with True North Communications, Inc., the parent company of TN Technologies, from 1979 to 1998, including Director of Global Operating Systems, and a member of the Board of Directors of True North Communications from 1990 to 1997. Mr. Blaine’s experience as a member of the Board of Directors, Chief Executive Officer, and other senior management positions of a leading communications firm provides our Board of Directors with essential insight into management, marketing, and public relations matters affecting the Bank. His extensive management experience leads to thought provoking discussions with our Board and management.

     Joyce M. Simon has been a Director of CFS and the Bank since 2004. Ms. Simon chairs our Corporate Governance and Nominating Committee and is a member of our Audit and Compensation Committees. Ms. Simon has served as the Chief Financial Officer of the John G. Shedd Aquarium since 1992. Ms. Simon previously served as an Audit Partner with Ernst & Young LLP in Chicago, Illinois from 1988 to 1991 where she served a variety of public companies including those in the financial services industry. Ms. Simon’s experience provides our Board of Directors with audit, accounting, risk management, and technology expertise. Her familiarity and experience with public company filing requirements and her ability to serve on our Audit Committee were among the reasons for her selection for board membership. Ms. Simon is extremely detail oriented but her keen understanding of strategic versus tactical issues aids us in keeping discussions at the appropriate level.

     Gene Diamond has been a Director of CFS since 1998 and the Bank since 1994. Mr. Diamond chairs our Compensation Committee. Mr. Diamond serves as the Regional Chief Executive Officer of the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana; St. Anthony Medical Center in Crown Point, Indiana; St. Anthony Memorial Health Centers in Michigan City, Indiana; and Franciscan Physicians Hospital in Munster, Indiana. From 2001 to 2004, Mr. Diamond served as the Regional Chief Operating Officer of the Sisters of St. Francis Health Services, Inc. Mr. Diamond previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004. Mr. Diamond’s Chief Executive and large employer experience provides our Board of Directors with an essential resource for human resources related issues. Mr. Diamond’s contemplative demeanor and common sense approach provide an added set of skills to our Board.

     Robert R. Ross has been a Director of CFS and the Bank since 2004. Mr. Ross chairs our Audit Committee and is a member of our Corporate Governance and Nominating Committee and the Bank’s Asset Liability Management Committee. Mr. Ross has served as the President of Ross Consulting, a business and financial consulting firm, since 2004. Mr. Ross was an Audit Partner with PricewaterhouseCoopers LLP from 1982 to 2004. While a partner at PricewaterhouseCoopers, Mr. Ross served a variety of public companies including those in the financial and insurance services industries. His internal responsibilities at PricewaterhouseCoopers, among others, included risk management oversight for the Midwest Region Offices of the firm and development of the firm’s global independence policies. Mr. Ross has also served as a special accounting advisor to an independent counsel to the SEC in connection with certain investigative matters and has served as an instructor on the performance of integrated audits as prescribed by the Public Company Accounting Oversight Board. Mr. Ross’ experience as an Audit Partner provides our Board of Directors with a wealth of highly technical knowledge pertaining to public reporting, audit, accounting, risk management, and internal accounting control issues and procedures. Mr. Ross’ ability to serve on the Audit Committee based on his current and past experience is among the reasons he was selected for Board membership. Mr. Ross’ involvement in the Northwest Indiana business and not-for-profit communities provides us with added knowledge of this market and has resulted in a significant number of business referrals to the Bank during his tenure as a Director. Mr. Ross has prior experience as director on the board of a number of non-for-profit entities and is also a Trustee Emeritus of Calumet College of St. Joseph.

     John W. Palmer became a Director of CFS and the Bank in 2010. Mr. Palmer, formerly practiced as a Certified Public Accountant and is the co-founder of PL Capital, LLC., an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $20 million to $5 billion. Prior to co-founding PL Capital in 1996, Mr. Palmer was a director at KPMG LLP, an international public accounting firm, from 1983 to 1996. While at KPMG LLP, Mr. Palmer specialized in commercial banking, consumer finance, thrifts, mortgage banking and discount brokerage, serving public and privately held clients. He has experience with merger and acquisition transactions, public and private securities offerings, and numerous filings with the SEC and regulatory authorities including offerings to convert mutual thrift organizations to stock form companies. Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly-owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Southfield, Michigan, where he served on the audit, compensation, and loan committees of the board. Mr. Palmer also served as Chairman of the strategic planning committee of Franklin Bancorp. He formerly served on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois from 1998 to 2006. Mr. Palmer is an experienced businessperson and is familiar with financial statements.

     Thomas F. Prisby has been the Chairman of the Board and Chief Executive Officer of CFS since its incorporation in 1998 and of the Bank since 1996. Mr. Prisby has also been a Director of CFS Holdings, Ltd., a subsidiary of the Bank that manages the Bank’s investment portfolio, since April 24, 2001. Mr. Prisby was the President and Chief Operating Officer of the Bank from 1989 until becoming Chairman of the Board and Chief Executive Officer in 1996. Prior to joining the Bank, Mr. Prisby worked for six years as an Operations Officer at Crawford Savings, a $400 million thrift located in Chicago, Illinois. Mr. Prisby also worked for 13 years as a certified public accountant at Ernst & Young LLP in various audit, tax, and consulting roles. Mr. Prisby’s significant executive, financial, and operational experience with CFS and the Bank, as well as his extensive knowledge of and credibility within the financial services industry and the markets in which we operate, provide our Board of Directors with critical insights into our operations, opportunities, and challenges. Mr. Prisby brings over 45 years of bank management experience which encompasses many varying economic cycles that we believe is imperative given today’s economic and regulatory environment. Mr. Prisby’s active community involvement within our markets and his familiarity with the demographics of our markets benefit us significantly in developing and executing our strategic plan.

EXECUTIVE OFFICERS

     Below you will find information with respect to the principal occupations during the last five years for the current Executive Officers of CFS and the Bank who do not also serve as a Director of CFS. All Executive Officers are elected annually by our Board of Directors and serve until their successors are elected and qualified. There are no family relationships among any of our Directors or Executive Officers, and there are no arrangements or understandings between our Directors and any other person which resulted in the person being elected as an Executive Officer, other than our employment agreements with Messrs. Pomranke and Weberling.

     Daryl D. Pomranke, 50, was appointed as President and Chief Operating Officer of CFS and the Bank in April 2008, after joining CFS and the Bank as Executive Vice President and Chief Operating Officer in April 2007. Mr. Pomranke was elected as a Director of the Bank in June 2009. Prior to joining us, Mr. Pomranke was employed by Harris N.A. and its predecessor, Mercantile National Bank of Indiana, since 1998. Mr. Pomranke had various management roles and responsibilities at Harris N.A., including Regional Financial Services Officer, Chief Financial Officer, corporate development, corporate lending, cash management services, and strategic planning.

     Jerry A. Weberling, 59, joined CFS and the Bank as Executive Vice President, Chief Financial Officer in June, 2010. Prior to joining us, Mr. Weberling served as Senior Executive Vice President and Chief Financial Officer for MAF Bancorp, Inc. and MidAmerica Bank, FSB from 1990 to 2007. Mr. Weberling served on the boards of MAF Bancorp and MidAmerica Bank from 1998 to 2007. Prior to joining MidAmerica Bank, Mr. Weberling was a senior manager at KPMG LLP in the savings and loan, real estate, and mortgage banking practices.

     Dale S. Clapp, 48, joined the Bank as Executive Vice President – Business Banking in April 2008. In December 2009, Mr. Clapp was appointed to Executive Vice President – Sales Management and his responsibilities expanded to include retail sales and marketing. Prior to joining us, Mr. Clapp served as Senior Vice President and Regional Sales Manager of the business banking group at Harris N.A. (Northwest Indiana Region), and its predecessor, Mercantile National Bank of Indiana, since 1995. While at Harris N.A., Mr. Clapp was responsible for the Indiana business banking sales team, cash management group, and the business development of relationship managers. Prior to joining Mercantile National Bank of Indiana, Mr. Clapp was with Horizon Bank in Michigan City, Indiana as Vice President of Business Banking where he was responsible for a group of three relationship managers.

     Daniel J. Zimmer, 47, joined the Bank as Senior Vice President and Senior Credit Officer in December 2007 and is currently responsible for commercial and retail loan underwriting, loan documentation and processing, and the Bank’s loan management and collections group. Prior to joining us, Mr. Zimmer was the commercial loan credit manager at MidAmerica Bank in Downers Grove, Illinois from 2006 to 2007 where he assisted with growing the commercial loan portfolio to $2.0 billion prior to MidAmerica’s sale to National City Corporation (now PNC Financial Services Group, Inc.). Mr. Zimmer was also the commercial loan credit manager at Standard Bank & Trust in Hickory Hills, Illinois from 2004 to 2006 where he was responsible for underwriting loan requests in excess of $500,000, hiring and training analysts, and providing credit training classes to relationship managers.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN SHAREHOLDERS

     The following table sets forth the beneficial ownership of the Company’s common stock, as of March 4, 2011, with respect to (i) each beneficial owner of more than 5% of our common stock, (ii) the Directors and Director nominees of the Company, (iii) each of the Named Executive Officers of the Company, identified in this proxy statement including persons who are no longer serving as an Executive Officer of the Company and (iv) all Directors and Executive Officers of the Company as a group. As of that date, 10,919,492 shares of common stock were issued and outstanding.

	Number of				Total
	Common Shares			Unvested	Amount of	Total
	Beneficially		Options	Restricted	Beneficial	Percentage
Name of Beneficial Owner	Owned (1)		Exercisable	Stock (2)	Ownership	Ownership
Owners of More Than Five Percent:
PL Capital, LLC
20 E. Jefferson Ave., Suite 22
Naperville, IL 60540	1,070,009	(3)	—	—	1,070,009	9.62%

Citizens Financial Bank
401(k) Retirement Plan
c/o Vanguard Fiduciary Trust Services	974,234	(4)	—	—	974,234	8.76%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	921,461	(5)	—	—	921,461	8.29%

Directors and Director Nominees:
Gregory W. Blaine	29,185	(6)	20,000	2,540	51,725	*
Gene Diamond	62,897	(7)	20,000	2,540	85,437	*
John W. Palmer	1,070,009	(3)	—	—	1,070,009	9.62%
Thomas F. Prisby	272,512	(8)	126,145	7,437	406,094	3.65%
Robert R. Ross	14,114	(9)	16,000	2,540	32,654	*
Joyce M. Simon	14,532	(10)	16,000	2,540	33,072	*

Other Named Executive Officers:
Daryl D. Pomranke	31,846	(11)	—	31,038	62,884	*
Jerry A. Weberling	12,250	(12)	—	10,857	23,107	*
Dale S. Clapp	10,759	(13)	—	13,852	24,611	*
Daniel J. Zimmer	5,696	(14)	—	11,450	17,146	*
Charles V. Cole	20,370	(15)	—	—	20,370	*

All Directors, Director nominees, and other
Executive Officers of CFS as a group (11 persons)	1,544,170		198,145	84,794	1,827,109	16.43%
____________________

*	Represents less than 1% of the outstanding stock.

(1)	Based upon filings made under the Securities Exchange Act of 1934 and information furnished by the Directors and Executive Officers named in this table. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Shares of unvested restricted stock are included in the table because the recipient of the shares has the right to vote and receive any dividends declared and payable on such shares during such time as the shares remain unvested. Once shares of restricted stock are vested, the shares are included in the number of common shares beneficially owned.

(3)	Information included is based solely on a Schedule 13D/A filed on November 26, 2010 by PL Capital, LLC., Financial Edge Fund, L.P., Financial Edge–Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital/Focused Fund, L.P., PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer, Richard J. Lashley, Beth

Lashley, Danielle Lashley, Irving A. Smokler, and Red Rose Trading Estonia OU. Certain of these parties report sole and/or shared voting and dispositive power with respect to these securities. Includes 2,000 shares of which Mr. Palmer has sole voting and dispositive power.

(4)	The Citizens Financial Bank 401(k) Retirement Plan is governed by the terms of a written document adopted by our Board of Directors. Vanguard Fiduciary Trust Company acts as the trustee of the Citizens Financial Bank 401(k) Retirement Plan under the terms of a trust agreement with the Company. Under the terms, the shares held in the 401(k) Retirement Plan are voted in accordance with the instructions of the participating employees. If no instructions are received, the trustee votes the shares in proportion with the instructions that were received from other participants.

(5)	Information included is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011. In the Schedule 13G/A, Dimensional Fund Advisors expressly disclaims beneficial ownership of these securities.

(6)	Includes 25 shares held by Edward W. Blaine, Mr. Blaine’s adult child. Mr. Blaine disclaims beneficial ownership of these securities.

(7)	Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with Mr. Diamond’s spouse; and 3,000 shares held by a private foundation established by Mr. Diamond.

(8)	Includes 7,580 shares in an individual retirement account; 42,118 shares allocated to Mr. Prisby’s account in the 401(k) plan, 27,269 shares held in a trust of which Mr. Prisby’s spouse, Cynthia M. Prisby, is the trustee and sole beneficiary; 58,967 shares owned by Sandra S. Prisby, Mr. Prisby’s adult daughter who resides in his household; 683 shares owned jointly by Mrs. Prisby and a third party; and 2,000 shares owned by a private charitable foundation established by Mr. Prisby in 2002. Mr. Prisby disclaims beneficial ownership of the shares owned by Ms. Sandra Prisby.

(9)	Includes 14,107 shares owned jointly with Mr. Ross’ spouse.

(10)	Includes 12,872 shares held in a trust for Ms. Simon established by CFS to fund its obligations with respect to the Directors’ deferred compensation plan, 1,000 shares owned jointly with Ms. Simons’ spouse.

(11)	Includes 4,582 shares allocated to Mr. Pomranke’s account in the 401(k) plan, 11,178 shares owed jointly with Mr. Pomranke’s spouse and 1,000 shares owned by minor children.

(12)	Shares owned jointly with Mr. Weberling’s spouse.

(13)	Includes 1,066 shares allocated to Mr. Clapp’s account in the 401(k) plan.

(14)	Includes 2,805 shares allocated to Mr. Zimmer’s account in the 401(k) plan.

(15)	Mr. Cole’s beneficial ownership is reported as of May 27, 2010, the date his employment terminated, as adjusted for the 50,000 stock options that expired 30 days after his date of termination, and includes 11,380 shares allocated to Mr. Cole’s 401(k) account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our Executive Officers and Directors, and other persons who own more than ten percent of our outstanding common stock, to file reports of their stock ownership and certain changes in their stock ownership with the SEC.

     We have reviewed the written statements provided to us by our Directors and Executive Officers regarding their CFS stock ownership. Based solely on a review of these reports and statements, we believe that our Executive Officers and Directors complied timely with those filing requirements for 2010.

CORPORATE GOVERNANCE

Director Independence

     Our Board of Directors has affirmatively determined that a majority of our Directors are independent under the applicable NASDAQ rules. Our Independent Directors are Gregory W. Blaine, Gene Diamond, John W. Palmer, Robert R. Ross, and Joyce M. Simon.

Board Composition and Committees

     Our Board of Directors is currently comprised of six members. Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Our Board may establish additional committees from time to time. The duties of the Executive Committee are set forth in the board resolutions that authorized the committee. The charters for our Audit, Compensation, and Corporate Governance and Nominating Committees are available for review on our website at www.citz.com – Investor Relations – Governance Documents. See Board Committees and Related Matters below.

Corporate Governance Guidelines and Code of Conduct and Ethics

     Our Board of Directors has adopted Corporate Governance Guidelines that, along with our Articles of Incorporation, By-laws, and Charters of our various Board committees, provide the foundation for our governance. Among other things, our Corporate Governance Guidelines address the composition, functions, responsibilities, and committees of our Board; minimum qualifications for Directors; Director independence requirements; the appointment of the lead independent Director; limitations as to service on other boards; access to management; Director compensation, orientation, and development; management succession and review; and annual Board and committee evaluations.

     We have a code of conduct and ethics (Code of Ethics) applicable to all Directors, Executive Officers, and employees. We will disclose in a current report on Form 8-K filed with the SEC the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Code of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Code of Ethics that has been made known to any of our Executive Officers.

     Our Corporate Governance Guidelines and Code of Ethics are available on our website at www.citz.com – Investor Relations – Governance Documents. Copies are also available to any shareholder upon written request to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321.

Board Leadership Structure and Lead Independent Director

     Mr. Prisby currently serves as the Chairman of the Board and Chief Executive Officer of CFS and the Bank. In addition, our Board has appointed a Lead Independent Director from among the independent members of our Board. Mr. Blaine currently serves as our Lead Independent Director.

     Our Board of Directors regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate. Our current leadership structure is comprised of a six-member Board of Directors consisting of a Chairman of the Board, who is also the Chief Executive Officer, and five Independent Directors from which a Lead Independent Director is appointed to serve a two-year term. We have established formal responsibilities for our Lead Independent Director to ensure that our Board of Directors is adequately informed of the affairs of CFS and the Bank. Our President and Chief Operating Officer is also regularly consulted and actively engaged by our Board and serves as a Director of the Bank. We believe that this leadership structure ensures appropriate and effective governance of CFS and the Bank.

     In addition to our Corporate Governance guidelines, our Corporate Governance and Nominating Committee Charter describes formal responsibilities for our Lead Independent Director. The primary responsibilities of the Lead Independent Director are to coordinate the activities of the Independent Directors and to serve as a liaison between the Chairman and Chief Executive Officer and the other Independent Directors. The Lead Independent Director’s additional responsibilities include, among other things, to (i) consult with the Chairman and Chief Executive Officer as to an appropriate schedule and agenda for board meetings; (ii) advise the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by management that is necessary or appropriate for the Independent Directors to effectively and responsibly perform their duties; (iii) ensure that the Independent Directors have adequate opportunities to meet and discuss issues in executive sessions without management present; (iv) develop the agendas for and serve as Chairman of the executive sessions of the Independent Directors; (v) ensure the Independent Directors have adequate resources, especially by way of full, timely, and relevant information to support their decision-making requirements; (vi) preside at all meetings of our Board at which the Chairman of the Board is not present; (vii) seek input from the Independent Directors and relay any concerns about the Company, where appropriate, to the full Board; (viii) communicate the results of executive sessions to the Chairman and Chief Executive Officer; and (ix) ensure availability for consultation and direct communication with our Lead Independent Director by any shareholder upon request.

     We believe that the separate responsibilities of, and coordination between, our Chairman and Chief Executive Officer and our Lead Independent Director enhances our Board of Directors’ oversight of communications with our shareholders and is an effective leadership structure for our circumstances. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as our Chairman of the Board because he is the Director most familiar with the Company’s business, industry, and markets, and most capable of effectively identifying strategic priorities and implementing our strategic plan. Having a single person serve as the Chairman of the Board and Chief Executive Officer provides for effective communication between our Board and management and ensures that all relevant matters concerning the implementation of our strategic plan and the performance and operations of CFS and the Bank are appropriately brought to the attention of the full Board. Additionally, our Lead Independent Director is responsible for coordinating with the Chairman and Chief Executive Officer to ensure all matters important to the Independent Directors are brought to their attention and appropriately addressed.

     Further, to assure effective independent oversight, our Board of Directors has adopted several governance practices, including:
  a clearly-defined Lead Independent Director role;

  regular executive sessions of the Independent Directors; and

  annual performance evaluations of our Chairman and Chief Executive Officer by the Independent Directors.
     An added benefit of having our Chairman of the Board serve as our Chief Executive Officer provides us with an opportunity for effective and orderly succession planning by allowing us to have a President and Chief Operating Officer. Our President and Chief Operating Officer plays a significant role in managing the day-to-day operations of CFS and the Bank thereby allowing our Chairman and Chief Executive Officer to focus on our strategic initiatives. Our President and Chief Operating Officer is a member of the Board of Directors of the Bank and attends all meetings of the Board of Directors of CFS. The engagement and active participation of our President and Chief Operating Officer in the strategic planning and management of CFS and the Bank further enhances the leadership structure of our Board.

     We recognize that no single leadership model is right for all companies and at all times. Our Board recognizes that, depending on the circumstances, other leadership models, such as separating the Chairman of the Board and Chief Executive Officer position, might be appropriate at some point and our Board of Directors periodically reviews its leadership structure in this regard.

Risk Oversight Process

     Our Board of Directors administers risk oversight of CFS and the Bank through the Audit Committee. The committee oversees the risk management function, including the internal audit function. The head of our risk management department functionally reports to the committee and administratively reports to our President and Chief Operating Officer. As provided in its charter, the committee monitors the appointment, compensation, and oversight of the head of the risk management department and periodically reviews the organizational structure and qualifications of the risk management department. The head of the risk management department assists in the preparation of the agenda for each Audit Committee meeting and regularly attends such meetings.

     The Audit Committee provides regular risk management updates to the full Board of Directors. Additionally, our Board reviews risk management policies annually and receives monthly risk management reports. The committee meets in executive session, without management present, with the head of the risk management department on a periodic basis.

Our Board also oversees the management of risks associated with its compensation and corporate governance practices through regular reports from its Compensation and Corporate Governance and Nominating Committees. A Compensation Risk Assessment Committee was appointed by the Compensation Committee in January 2010. The Compensation Risk Assessment Committee consists of members of senior management of the human resources, risk management, and internal audit functions and is charged with providing the Compensation Committee with an annual assessment of the risks associated with our corporate compensation plans and practices with a particular focus on incentive compensation arrangements. Please refer to Compensation Risk under Compensation Discussion and Analysis.

Director Attendance

     We do not have a formal policy regarding Director attendance at our annual meetings of shareholders. However, absent unavoidable extenuating circumstances, all of our Directors are expected to attend our annual meetings of shareholders and to be available to meet with shareholders before and after the meeting. We typically schedule a board meeting in conjunction with the annual meeting. All of our Directors attended our annual meeting of shareholders held on April 27, 2010.

     During the year ended December 31, 2010, our Board of Directors met 16 times either in person or via conference calls. No Director attended fewer than 75% of the aggregate total number of meetings held during their service period and the total number of meetings held by all committees during their service period.

Executive Sessions

     Executive sessions of our Board of Directors are those at which only non-employee Directors are present. The Independent Board of Directors met in executive session three times during the year.

Shareholder Communications with our Board of Directors

     Shareholders may correspond with the Chairman of the Board or our Lead Independent Director, Mr. Blaine, or any other member of our Board of Directors, by writing a letter addressed to his or her attention in care of Monica F. Sullivan, Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a specific member of our Board or our Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls, or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our Senior Vice President – Risk Management at 707 Ridge Road, Munster, Indiana 46321.

RELATED PARTY TRANSACTIONS

     Except as described below with respect to loans made by the Bank, all related party transactions for Directors, Executive Officers, and five percent shareholders must be approved by the Board of Directors with any related Director recusing him or herself from any discussions and abstaining from voting on the matter. In October, 2010, the Board of Directors adopted a Related Party Transaction Policy to establish a procedure by which the Company identifies, reviews, and approves certain transactions between the Company, its subsidiaries, including but not limited to the Bank, and those persons deemed to be “Related Parties.” Related party transactions are evaluated on a case-by-case basis in accordance with this policy and the applicable provisions of our Code of Conduct and Ethics.

     The Bank may, in accordance with federal regulations, extend credit to its Directors, Officers, and employees, as well as members of their immediate families, in the ordinary course of business under substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans are made in accordance with the Bank’s underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans made by the Bank to Directors in excess of $500,000 must be approved in advance by the Bank’s Board of Directors.

     The Bank employs Michael P. Prisby, the son of Thomas F. Prisby, our Chairman and Chief Executive Officer, as its Vice President and Corporate Investment Officer. Mr. Michael Prisby’s compensation and benefits for 2010 and 2009 totaled $213,461 and $209,613, respectively. Through July 31, 2010, the Bank also employed Sandra Prisby, the daughter of Thomas F. Prisby, as its Vice President of Corporate Strategic Planning and Sales Performance

Management. Ms. Prisby’s compensation and benefits for 2010 and 2009 totaled $155,932 and $132,440, respectively. The $155,932 for 2010 includes amounts paid in connection with her agreed separation of employment and agreement to forego certain bonus and equity-based compensation, refrain from certain competitive activities and release claims.

     On November 18, 2010, CFS Bancorp, Inc. and its banking subsidiary, Citizens Financial Bank, entered into a Standstill Agreement (the Agreement) with PL Capital, LLC, John W. Palmer, Richard J. Lashley, and certain affiliates thereof (PL Capital Parties). Mr. Palmer was elected to the Company’s Board of Directors at its 2010 Annual Meeting of Shareholders as a result of the proxy contest conducted by the PL Capital Parties seeking to elect Mr. Palmer to the Board. Under the terms of the Agreement, the PL Capital Parties agree that from the date of the Agreement and continuing through the first business day following the date on which the Company’s 2012 Annual Meeting of Shareholders is held, among other things, (1) to vote the shares of the Company’s common stock beneficially owned by them in favor of the Directors nominated by the Board for election at the Company’s 2011 Annual Meeting of Shareholders and the 2012 Meeting; (2) to vote the shares of the Company’s common stock beneficially owned by them in accordance with the recommendation of the Company’s Board with respect to any other proposal not involving the election of directors at any annual or special meeting of shareholders of the Company held during the Standstill Period; and (3) not to bring any shareholder proposals before the 2011 Meeting or the 2012 Meeting.

     Furthermore, the PL Capital Parties agreed not to (1) initiate any acquisition of assets of the Company; (2) form, join, or participate in a group (as defined under federal securities laws), other than the group involving PL Capital Parties, for the purpose of acquiring, holding, voting, or disposing of the Company’s securities; (3) seek to control management of the Company; (4) seek to remove any member of the Board; (5) participate in the solicitation of proxies or consents of shareholders of the Company; (6) seek a change in control of management of the Company; (7) call or seek to call a special meeting of shareholders of the Company; or (8) assist, induce, or encourage any other person to take any of the above actions.

     In view of the agreement of the PL Capital Parties to the terms summarized above and as further set forth in the Agreement, the Board has determined to reimburse the PL Capital Parties for a portion of their out-of-pocket expenses incurred in connection with their efforts to nominate and elect Mr. Palmer to the Company’s Board of Directors at the 2010 Meeting in an amount equal to $150,000.

BOARD COMMITTEES AND RELATED MATTERS

Executive Committee

     The members of the Executive Committee are Mr. Prisby (Chairman) and any two of the Independent Directors. All three members are required to constitute a quorum at any meeting of the committee. The committee is authorized to exercise the power of the Board of Directors between board meetings. The committee mainly exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made but do not require or merit discussion and review by the full Board or that involve time sensitive matters where it is not practical to gather the full Board. The committee met once during 2010.

Audit Committee

     The Audit Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of the committee are Messrs. Ross (Chairman), Blaine, and Ms. Simon. Our Board has determined that all members of this committee are financially literate and that Mr. Ross is an “Audit Committee financial expert” as defined by the SEC. The committee met six times during 2010. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

     The Audit Committee’s primary function is to provide oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our risk management and internal audit function, and our compliance with certain applicable accounting, legal, and regulatory requirements. In addition, among other responsibilities, the committee also appoints, oversees the performance of, and approves the fees of our independent auditors; reviews and discusses with management and the independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls, including our disclosure controls and procedures; discusses with management our major financial risk exposures and monitors the steps taken to control such risks; assures that we maintain a risk management and internal audit function; periodically reviews critical accounting policies, accounting treatments, and material written communications between management and the independent auditors; annually reviews the committee’s charter and evaluates the committee’s performance; reviews and recommends any changes to our Code of Ethics; and prepares the committee report for inclusion in our annual meeting proxy statement.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Ms. Simon (Chairman), and Messrs. Blaine, Diamond, and Ross. The committee met nine times in 2010. The committee’s charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

     The primary responsibilities of the Corporate Governance and Nominating Committee are to assist our Board of Directors by identifying individuals who are qualified to serve as Directors of our Company; recommending to our Board the slate of Director nominees for election at each annual meeting of shareholders; recommending to our Board any matters relating to the size and membership of our Board’s committees; reviewing and recommending changes to our by-laws as they relate to corporate governance matters and our corporate governance principles and policies; and overseeing the evaluation process of our Board. Additional responsibilities include, among others, reviewing possible candidates for election to our Board; determining the qualifications that the committee will consider when evaluating potential Director nominees; assessing the needs for any new standing committees of our Board; and annually reviewing the committee’s charter and evaluating the committee’s performance.

Consideration of Director Candidates

     Role of Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes a recommendation to our Board of Directors each year of individuals to be nominated for election as Directors at our annual meeting of shareholders. In the event vacancies occur on our Board during the year, the committee also may make recommendations of persons to fill these vacancies. After considering the committee’s recommendations, our Board ultimately determines the Director nominations or the appointments to fill vacancies.

     The Corporate Governance and Nominating Committee will consider candidates for board membership suggested by the committee’s members, by other members of our Board of Directors, and by our shareholders. For existing Directors to be nominated for re-election at an annual meeting, the committee will consider, among other things, the Director’s performance on our Board, his or her attendance record at Board and committee meetings, the needs of our Company, and the ability of the Director to continue to satisfy our established Director qualifications.

     With respect to new members of our Board of Directors, the Corporate Governance and Nominating Committee will consider the needs of our Company as well as whether the potential candidate satisfies our Director qualifications. When the committee determines a need exists, the committee will recommend new Directors to replace existing Directors, to add new members to our Board in the event the size of our Board is increased, or to fill vacancies. In the case of new Directors, after the committee has identified a prospective Director nominee and has conducted an initial evaluation of the candidate, the committee will interview the candidate. If the committee believes the candidate would be an appropriate addition to our Board, the committee will recommend to the full Board that the individual be considered for a Director position. Our Board then determines whether to nominate the person for election at an annual meeting of shareholders or be appointed to fill a vacancy on our Board.

     Suggestions by Shareholders. The Corporate Governance and Nominating Committee will consider suggestions by our shareholders of individuals to serve on our Board of Directors in connection with the committee’s recommendations to the full Board of Director nominees for election at the annual meeting. Because we believe our Board works best when operated in a spirit of collegiality, mutual respect, and trust, unsolicited recommendations regarding potential Director candidates may be subject to additional scrutiny and reliable references will be required for all prospective members. The committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups, or a desire to represent a distinct subset of our shareholders.

     Any shareholder desiring to make a suggestion to the Corporate Governance and Nominating Committee of a possible Director nominee should follow the procedures set forth in Article V, Section 14 of our by-laws which are summarized under Shareholder Proposals and Nominations. A complete copy of our amended and restated by-laws was included as an exhibit to the Company’s Form 8-K filed with the SEC on December 17, 2010 and is also available to our shareholders free of charge upon written request to Monica F. Sullivan, Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321.

     Qualifications of Directors. Given the nature of our business, the Corporate Governance and Nominating Committee seeks to recruit and retain Directors with significant executive and financial experience. Additional qualities, among others, that the committee considers important include:
  personal integrity;

  ability and willingness to apply sound independent business judgment;

  overall business experience and skills, including high-level leadership experience in business or administrative activities;

  breadth of knowledge about issues affecting our business;

  ability and willingness to contribute special competencies to our Board of Directors;

  judgment, knowledge, and viewpoints that are likely to enhance our Board’s ability to manage our business affairs;

  loyalty and concern for our continued long-term success and welfare;

  awareness of a Director’s vital part in corporate citizenship and image;

  commitment to investing the time necessary to prepare for and attend meetings of our Board of Directors;

  willingness to assume fiduciary responsibility; and

  ability to represent the best interests of all shareholders.
     We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will enhance the quality of our Board’s deliberations and decisions and that will assist our Board of Directors in fulfilling its responsibilities. While we do not have a specific policy with regard to consideration of diversity in identifying Director nominees, the Corporate Governance and Nominating Committee will take into consideration each candidate’s contribution to our Board’s overall diversity. We broadly construe diversity to mean a variety of perspectives, skills, opinions, experiences, and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics.

Compensation Committee

     The Compensation Committee is comprised solely of independent members of our Board of Directors, as defined by NASDAQ listing standards. The members of the committee are Messrs. Diamond (Chairman) and Blaine and Ms. Simon. The committee held nine meetings in 2010. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

     The Compensation Committee, among other responsibilities, designs, implements, and approves the compensation and benefit programs for our Executives; evaluates the performance of our Chief Executive Officer; reviews and recommends to the Board the base salary and short- and long-term compensation of the Officers named in the Summary Compensation Table of this proxy statement including our Chief Executive Officer; administers certain of the benefit plans in which our Named Executive Officers (NEOs) and Directors participate; reviews and makes recommendations to our Board regarding any employment, change-in-control, or severance agreements for NEOs; annually reviews and reports to our Board on the implementation and development of a succession plan for the Chief Executive Officer and contingencies for all Vice Presidents and above; and annually reviews the committee’s charter and evaluates the committee’s performance.

Compensation Committee Interlocks and Insider Participation

     There were no Compensation Committee interlocks during 2010, which generally means that no Executive Officer of CFS served as a Director or member of the Compensation Committee of another entity, one of whose Executive Officers served as a Director or member of our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     Along with other financial institutions generally, we faced a difficult economic environment in 2009, as reflected in our reported net loss for the year and indications that 2010 would be another difficult year for the economy and the banking industry. Our operating results improved in 2010 and we expect our significant investments in people and infrastructure in 2010 will drive continuing momentum in our operating results. We have been required to manage our executive compensation practices to reflect overall Company performance and priorities, while at the same time seeking to provide individual and business unit incentives that will retain key employees and position us for growth as economic and industry conditions stabilize and improve.

     Our desire to balance the financial impact of the current challenging economic environment while appropriately recognizing performance and providing compensation in order to incentivize and retain employees impacted by our executive compensation decisions in 2010 and in the first part of 2011. For example:
  We did not pay any incentive bonuses to our executive officers in 2010 for 2009 results.

  Management recommended and the Compensation Committee agreed to a company-wide salary freeze in 2010, including our executive officers, and made limited market and performance-based adjustments in February 2011.

  We established a Cash Incentive bonus plan for 2010 based upon various financial metrics, emphasizing diluted earnings per share (60% weighting), reducing non-performing assets, deposit growth, along with various business unit or individual performance objectives.
     Our overall compensation program and the amounts paid or provided to certain of our executive officers are described in the remainder of this Compensation Discussion and Analysis and the accompanying tables and narrative below. The program has been designed to enable us to attract, retain, and motivate the talent needed to successfully execute our business plan. A significant portion of the value of the compensation plan is tied to diluted earnings per share, achievement of other financial goals related to our Strategic Growth and Diversification plan, or the value of our common stock. This aligns our management team with our strategic objectives and the interests of our shareholders.

     In the following sections of this Compensation Discussion and Analysis, we describe and analyze:
  our compensation philosophy and objectives;

  our compensation-setting process;

  the elements of our executive compensation program;

  the decisions of the Compensation Committee in administering our executive compensation program;

  employment agreements and change-in-control agreements; and

  additional information relating to executive compensation, including our stock ownership guidelines and executive compensation clawback policy.
     As required by applicable SEC rules, the following discussion, tables, and narrative focus on compensation paid or provided to those individuals who served as our Chief Executive Officer during 2010 (Mr. Prisby), our Chief Financial Officer (presently Mr. Weberling, and formerly Mr. Cole), and the three other executive officers who were the most highly compensated of our other executives and have decision making authority (Messrs. Pomranke, Clapp, and Zimmer). We, at times, refer to these individuals as our named executive officers or NEO’s. As noted elsewhere in this proxy statement, Mr. Cole’s employment terminated effective May 27, 2010.

     This information, together with the tables and narrative that follow, makes up the executive compensation which our shareholders are being asked to approve in Proposal 3 – Advisory (Non-Binding) Vote on Executive Compensation at the Annual Meeting.

Compensation Philosophy and Objectives

     The Compensation Committee of our Board of Directors administers our overall Executive Compensation Program. We seek to reward Executive Officers named in the Summary Compensation Table of this proxy statement (our NEOs) with a total compensation package that is competitive and is aligned with the financial and non-financial business goals supporting our business strategy. Our Executive Compensation Program is designed to accomplish the following high-level objectives:
  attract and retain the talent needed to execute our business strategy;

  offer a total compensation package that is performance driven and competitive in the industry;

  base a portion of total compensation on enhancing our performance relative to short- and long-term goals;

  closely align the interests of management with our shareholders; and

  discourage Executives from taking excessive or unnecessary risks.
     We seek to provide our Executives with industry-competitive base salaries combined with performance-based incentives in an effort to provide an appropriate balance and focus between our short- and long-term goals. We believe a portion of our Executives’ compensation should be subject to time vesting and to forfeiture upon voluntary termination to encourage continued employment with us. At the same time, we believe that compensation should be set at responsible levels. Our Executive Compensation Program is intended to be consistent with our constant focus on profitability, growth objectives, and strategic performance goals. We generally target total compensation, including each element of compensation, to be competitive (at least the 50th, but not more than the 75th percentile) when measured against a range of comparable companies, including financial institutions in our asset size range – see Benchmarking and Peer Group Data below.

     Our compensation philosophy and objectives have guided several important compensation-related decisions, including:
  A portion of each NEO’s total compensation (up to 45% for 2010) is contingent upon, and variable with, achievement of corporate, business unit, and/or individual performance objectives.

  Equity awards are made to closely align the interests of management with our shareholders.

  Employment and change-in-control agreements with our NEOs are designed to promote continuity and stability of management.

  Nonqualified deferred compensation plans are used for certain NEOs in order to promote balance between retirement compensation (which encourages their retention) and short-term cash compensation.
     We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:
  Total compensation opportunities are higher for Executives with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

  As the scope of position and responsibility increase, a greater portion of an Executive’s total compensation opportunity is performance-based pay contingent on the achievement of corporate, business unit, and/or individual performance objectives.

  Equity-based compensation levels are higher for Executives with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
The Compensation-setting Process

Role of the Compensation Committee

     The Compensation Committee is responsible for discharging the duties of our Board of Directors with respect to overall executive compensation and benefits. After receiving the recommendation of the Compensation Committee, our Board of Directors approves all elements of compensation for our NEOs. The Compensation Committee evaluates each element of executive compensation as well as all the elements taken as a whole. The committee reviews corporate, business unit, and individual performance objectives and targets to ensure they align with our business strategy and the interests of our shareholders. The committee also reviews and makes recommendations with respect to employment, change-in-control, severance, or related agreements with NEOs as well as other compensation-related matters and policies regarding NEOs.

Role of Compensation Consultant

     The Compensation Committee receives the independent advice of a compensation consultant in determining the amount and form of executive and director compensation. The consultant is retained by, and reports directly to, the Committee. The consultant also works with management with the knowledge of and approval by the Committee.

     Since April 2009, the Compensation Committee has retained Hay Group as its consultant with respect to all aspects of executive compensation and to advise with respect to certain matters pertaining to our overall compensation program. Under the direction of the Committee Chairman, Hay Group conducted the Executive Market, proxy, and other analyses described below in Benchmarking and Peer Group Data and has advised the Committee on compensation planning for 2010 and 2011. As part of its advisory role, Hay Group is periodically asked by the Committee to work with management on the implementation of the Committee’s directives. A representative of Hay Group was present at several Committee meetings held from and after its engagement in April 2009 through February 2011. Hay Group has not provided any services to the Company other than executive and other compensation-related services approved by the Committee.

Benchmarking and Peer Group Data

     We believe that information regarding pay practices at other companies considered to be peer companies/similar in size, market, etc. as the Company and the Bank, is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, the marketplace information is one of several factors we consider in assessing the reasonableness of compensation in addition to internal equity, tenure, and performance of the executive.

     In August 2009, management created a peer group of approximately 20 banks and thrifts based on asset size, geographic location, operating revenues, and alternative revenue source parameters. As part of its engagement, the Compensation Committee asked Hay Group to review the peer group and make recommendations for an updated peer group. With the input of management and the Hay Group, in September 2009, the Compensation Committee approved a peer group of the following 20 financial institutions:

Peer Company	Location	Peer Company	Location
Abington Bancorp, Inc.	Jenkintown, PA	First Federal Bankshares, Inc.	Sioux City, IA
Ames National Corporation	Ames, IA	Fox Chase Bancorp, Inc. (MHC)	Hatboro, PA
BankFinancial Corporation	Burr Ridge, IL	HF Financial Corp.	Sioux Falls, SD
Citizens First Bancorp, Inc.	Port Huron, MI	Meta Financial Group, Inc.	Storm Lake, IA
Camco Financial Corporation	Cambridge, OH	NASB Financial, Inc.	Grandview, MO
Comm Bancorp, Inc.	Clarks Summit, PA	Norwood Financial Corp.	Honesdale, PA
Community Central Bank Corporation	Mount Clemens, MI	Ohio Valley Banc Corp.	Gallipolis, OH
Dearborn Bancorp, Inc.	Dearborn, MI	Republic First Bancorp, Inc.	Philadelphia, PA
ESB Financial Corporation	Ellwood City, PA	Tower Bancorp, Inc.	Harrisburg, PA
ESSA Bancorp, Inc.	Stroudsburg, PA	Waterstone Financial, Inc. (MHC)	Wauwatosa, WI

     This peer group reflects bank and thrift holding companies located in 15 states in the Midwest/Central U.S. that did not take or had redeemed Troubled Asset Relief Program preferred stock, and excluding institutions with supplemental revenue streams in excess of 5% of total revenue to better match the peer group to our business model. The peer group entities range in size from $500 million to $2.0 billion with an average asset size of $1.1 billion at December 31, 2009. Subsequent to December 31, 2009, First Federal Bankshares, Inc. and Citizens First Bancorp, Inc. were acquired by the FDIC and, accordingly were removed from the peer group. We believe the remaining companies are an appropriate peer group against which to benchmark our diluted EPS performance and to determine the weighting of the various compensation components comprising our compensation plan.

     In considering the compensation mix and levels for our NEOs in 2010, we utilized compensation information obtained from studies performed in September and November 2009 by Hay Group, which analyzed 2009 proxy filings for the 20 company peer group above. The analysis highlighted specific NEO pay practices of these companies and provided industry practice information for market benchmarking purposes. The 2009 proxy analysis reflects compensation paid in 2008. Our pay practices for our top five executives were compared to this data.

     In November 2009, Hay Group also conducted an executive compensation analysis for our top five executive positions. This Executive Market Analysis provided a review of our Executive Compensation Program compared to Hay Group’s executive compensation survey database analyzing both current compensation levels and pay mix. Executive market pricing was done by way of job content evaluations which were used to establish the relative contributions of the individual positions. Hay’s methodology created a foundation to structure and measure compensation relative to the value received from each position. The compensation analysis utilizing Hay Group data encompassed: base salary, total cash compensation, and total direct compensation. Compensation market data in the 2009 analysis represented 2009 executive compensation data from Hay Group’s proprietary data service.

     Although there was a company-wide salary freeze during 2010, we considered the information provided by Hay Group and made appropriate adjustments to our 2010 executive incentive program after taking into account the job responsibilities and circumstances applicable to our NEOs and CFS. In doing so, we sought to achieve an appropriate allocation of cash and non-cash compensation and incentives that were comparative to and competitive with our peer group as well as aligned with our specific circumstances and overall business strategy and objectives. Accordingly, market analysis and peer group information were used in determining the allocations of service and performance-based restricted stock awards under our Equity Incentive Plan and bonus payout percentages under our cash incentive plan.

Role of Management and Outside Counsel

     The Committee also seeks input and recommendations from the CEO, President and Chief Operating Officer, Senior Vice President of Human Resources, other directors, and outside counsel as part of its decision-making process. The executives and outside counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, business unit and individual performance objectives, accounting, tax, and legal and corporate governance analysis and recommendations. The Committee conducts a formal review of the Chief Executive Officer’s performance on an annual basis. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation. In addition, the Chief Executive Officer provides the Committee with an annual evaluation of the performance of the President and Chief Operating Officer and, with input from the President and Chief Operating Officer, provides an annual evaluation of the performance of the other NEOs. The executives assist the committee in preparing meeting agendas and providing the necessary data for the committee to evaluate and implement our compensation programs.

Elements of Executive Compensation

     The major components of our executive compensation program for NEOs are comprised of the following elements:
  base salary;

  performance-based annual cash incentives;

  long-term equity based awards;

  service-based cash retention awards; and

  retirement, other benefits, and perquisites.
Base Salary

     The following table reflects the 2010 base salaries for our NEOs.

Named Executive Officer	Position	2010 Base Salary
Thomas F. Prisby	Chairman, Chief Executive Officer	$391,000
Daryl D. Pomranke	President, Chief Operating Officer	248,000
Jerry A. Weberling (1)	Executive Vice President – Chief Financial Officer	220,000
Dale S. Clapp	Executive Vice President – Sales Management	175,000
Daniel J. Zimmer	Senior Vice President – Senior Credit Officer	145,000
Charles V. Cole (2)	Former Chief Financial Officer	192,500
____________________

(1)	Mr. Weberling’s employment commenced on June 1, 2010.

(2)	Mr. Cole’s employment terminated on May 27, 2010.

     We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive’s responsibilities and inherent value to CFS. We generally target base salaries of our NEOs between the 50th percentile to the 75th percentile of the Executive Market Analysis prepared by Hay Group in November 2009. See Benchmarking and Peer Group Data above. These ranges take into consideration the scope of each executive’s responsibilities and internal pay equity within the executive level. These ranges also provide us with the discretion to target the median while recognizing the level of experience each executive has in his or her position as well as individual contributions to CFS.

     Individual salaries for NEOs are reviewed annually, and if warranted, adjusted to take into account such factors as individual performance, promotions, increased responsibilities, industry conditions, market competition, financial performance, and advice from the Hay Group. In addition, the minimum base salaries of Messrs. Prisby, Pomranke, and Cole provided for in their individual employment agreements are taken into consideration, see Compensation Discussion and Analysis – Employment Agreements.

     In light of our financial results for 2009, the challenging economic and industry conditions in 2009 and early 2010, along with our cost reduction efforts, management recommended and the Compensation Committee concurred with a company-wide salary freeze, so no increases in the base salaries of our executive officers were made in 2010. As a result, the salaries of Messrs. Prisby, Pomranke, Clapp, Zimmer, and Cole remained unchanged from the base salaries set in February 2009. Mr. Prisby’s base salary was at the 62nd percentile and Messrs. Pomranke, Cole, Clapp, and Zimmer’s were between the 25th and 40th percentile based on the Executive Market Analysis prepared by the Hay Group in November 2009. Mr. Weberling was recruited to join the Company in June 2010 and his salary was based on his prior experience and expected contributions in executing the Company’s strategic plan and was slightly above the 50th percentile level based on the Hay Group Executive Market Analysis.

     In February 2011, our CEO recommended and the Compensation Committee approved, increases for Messrs. Pomranke, Weberling, Clapp, and Zimmer. The increases were based on a comparison to the Executive Market Analysis as adjusted by 3% based on input from Hay Group, their 2010 performance reviews, the improved financial results in 2010, a review of the 2011 budget and, also in the case of Messrs. Pomranke, Clapp, and Zimmer, a desire to increase their base salaries closer to the median compensation level for their positions based on the Hay Group Executive Market analysis. The 2011 base salaries for Messrs. Pomranke, Weberling, Clapp, and Zimmer are $260,000, $225,500, $186,500, and $155,000, respectively. Mr. Prisby’s base salary of $391,000 was not increased based on a comparison to the median compensation data in the Executive Market Analysis.

Performance-based Annual Cash Incentive Plan

     We believe that a portion of total compensation should include performance-based incentives to promote a pay-for-performance compensation framework that focuses management on achieving short-term (annual) performance in a manner that supports and promotes our long-term success and profitability. On February 11, 2010, the Compensation Committee approved a Performance-based Cash Incentive Plan (Cash Incentive Plan) for our NEOs and other key employees. We pay annual cash incentives to NEOs and key employees under the Cash Incentive Plan to motivate and reward individuals for exceptional performance for the year based on the achievement of corporate, business unit, and/or individual performance objectives at threshold, target, or maximum levels, as established by the committee and approved by the Board. To discourage excessive risk-taking, performance objectives are tied to measures of operating performance rather than the short-term appreciation in our stock price.

     In January 2010, we established a targeted cash incentive (a percentage of average base compensation) and set performance objectives for each NEO for the fiscal year. In establishing the targeted cash incentive percentage for each NEO, we relied in large part on the peer group and market data provided by Hay Group. We sought to align the targeted cash incentive percentages with the median short-term incentive compensation levels of the 2009 survey data while taking into account the specific circumstances and goals of each Executive and CFS. Mr. Prisby’s targeted cash incentive percentage of 45% is the same as 2009 and is above the 31% median based on the data provided by the Hay Group. The long-term equity-based award median was 24% based upon the data provided by the Hay Group. Mr. Prisby’s targeted award in 2009 and 2010 was 11%. We determined in 2009 and 2010 that it was appropriate to increase the cash portion of Mr. Prisby’s potential short-term incentive based compensation and to reduce the amount of his long-term equity-based award. In lieu of an award under the 2008 Omnibus Equity Incentive Plan due to Mr. Prisby’s tenure with CFS and the amount of his current significant holdings of CFS common stock, the amount of the long-term equity-based award was converted to cash.

     In establishing performance objectives, the committee considered input from the Chief Executive Officer and the President and Chief Operating Officer, concerning operating forecasts and industry outlooks; specific performance objectives; measurability of performance objectives; and alignment of performance objectives with the overall strategic plan and budget of CFS. The performance objectives for 2010 were position specific and included corporate, business unit, and/or individual performance objectives that varied depending on the NEO. We strive to link performance objectives to measures of operating performance that are aligned with the strategic goals of CFS.

     After performance objectives were established for each NEO, a weighted percentage was assigned to each objective relative to the impact it would have in achieving our strategic objectives and the respective Executive’s ability to impact the execution of the particular performance measure. The actual amount of cash incentive that could be awarded was based on the level of achievement of threshold, target, or maximum for each portion of the NEO’s performance objectives as a percentage of the targeted cash incentive for that NEO. Cash awards to Executives are based upon the Compensation Committee’s evaluation of each Executive’s performance during the year relative to the specific objectives developed at the beginning of the year. Under the Cash Incentive Plan, the committee determines in February of the following year whether awards are earned and therefore paid. The Compensation Committee has determined that the Company must be profitable in order for the annual cash incentives determined under the plan to be earned and paid.

     The targeted cash incentive percentage, performance objectives, and related weighted percentages for each NEO for 2010 are identified in the following table:

	Targeted
	Incentive as a
	Percentage of Base		Weighted
Named Executive Officer	Salary	Performance Objective	Percentage
Thomas F. Prisby	45%	Diluted earnings per share	60.0%
		Reduction in non-performing assets	20.0
		Total deposit growth	20.0
Daryl D. Pomranke	28	Diluted earnings per share	60.0
		Reduction in non-performing assets	20.0
		Total deposit growth	20.0
Jerry A. Weberling	19	Diluted earnings per share	60.0
		Individual performance objectives	40.0
Dale S. Clapp	24	Diluted earnings per share	60.0
		Total deposit growth	20.0
		Total loan originations	10.0
		Individual performance objectives	10.0
Daniel J. Zimmer	21	Diluted earnings per share	60.0
		Reduction in non-performing assets	30.0
		Individual performance objectives	10.0
Charles V. Cole	24	Diluted earnings per share	75.0
		Individual performance objectives	25.0

     The potential payouts to our NEOs under the Cash Incentive Plan assuming the above performance objectives are achieved with the maximum payout for the diluted earnings per share objective being 150% of target and the maximum payout for all other performance objectives being 100% of target are as follows:

Named Executive Officer	Threshold (1)	Target	Maximum
Thomas F. Prisby	$35,190	$175,950	$228,735
Daryl D. Pomranke	13,888	69,440	90,272
Jerry A. Weberling	4,901	24,507	31,860
Dale S. Clapp	8,400	42,000	54,600
Daniel J. Zimmer	6,090	30,450	39,585
Charles V. Cole	5,775	46,200	63,525
____________________

(1)
These amounts represent the threshold incentives related to the non-performing asset, deposit growth, loan origination, and business unit and individual performance objective components of the Performance-based Annual Incentive Plan only, as there is no minimum threshold requirement established for the diluted EPS component other than our diluted EPS must be above the 25th percentile of the peer group and the Company must be profitable in order for the annual cash incentives for all components to be earned and paid.

Diluted Earnings Per Share

     We consider diluted earnings per share to be a key measure of our overall operating performance and have established diluted earnings per share as a performance objective for each NEO, and given a 60% weighting relative to each NEO’s targeted cash incentive.

     In the first quarter of 2010, our Compensation Committee approved the methodology for establishing our performance targets for diluted earnings per share. These targets will be calculated based on the return on average assets for the twelve months ended September 30, 2010 for each bank and thrift that was included in our peer group of 20 publicly-traded banks and thrifts. We established our own peer group for purposes of targeting diluted earnings per share because we felt a larger peer group of banks and thrifts with larger assets provided a broader geographic base as well as a more diversified group of business models against which to measure our performance. Using our total assets at December 31, 2009, an “earnings equivalent” for each peer group percentile level was calculated by multiplying the peer return on average assets by our total assets. These earnings equivalent calculations were then divided by our total diluted shares of common stock outstanding at December 31, 2009 (10,680,085 shares) to determine our diluted earnings per share targets.

     We calculate our actual diluted earnings per share as our reported net income divided by our average diluted shares outstanding. Our actual diluted earnings per share is then compared to the peer group performance targets to determine the percentage of the cash incentive award attributed to diluted earnings per share. The following table shows the performance targets and the percentage of an individual’s target bonus for achieving various levels of performance. As described above, the weighted percentage assigned to this performance objective for each NEO is applied to any bonus payout earned. If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

		Diluted Earnings (Loss)	Bonus Payout
Peer Group Percentile		Per Share Targets ($)	(%)
25	th	$(.27)	0%
50	th	.37	50
62.5	th	.44	100
75	th	.61	150

     Our diluted earnings per share for the year ended December 31, 2010 was $.32. Consequently, our NEOs were entitled to a 46.1% bonus payout at the percentage of the targeted incentive assigned to this performance objective for each NEO. The percentage weighting of the targeted incentive for each current NEO based on diluted earnings per share is 60%. The value of this portion of the bonus payout for Messrs. Prisby, Pomranke, Weberling, Clapp, and Zimmer was $48,657, $19,203, $6,777, $11,615, and $8,421, respectively.

Reduction in Non-performing Assets

     Reducing the dollar amount of non-performing assets was a key corporate goal in 2010. Accordingly, we decided to include this corporate goal as a performance objective for those NEOs with the greatest ability to impact the execution of strategies to achieve this goal, namely, the Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President – Senior Credit Officer. Given the short-term importance of achieving this corporate goal, a portion of the targeted cash incentives for these NEOs was conditioned on reducing the dollar amount of non-performing assets. We define non-performing assets as the sum of non-accrual loans and other real estate owned. The established targets were as follows:

Non-performing Assets	Threshold	Target	Maximum
Payout Percentage	50%	75%	10%
Targeted levels of reduction in non-performing assets	$5,050,000	$12,625,000	$20,200,000

     At December 31, 2010, our non-performing assets totaled $76.8 million compared to $68.3 million at December 31, 2009. Because our non-performing assets were not reduced by the minimum threshold amount, no cash incentive was earned for this performance objective.

Deposit Growth

     Growing deposits was another key corporate goal in 2010. This corporate goal was a performance objective for the Chief Executive Officer, the President and Chief Operating Officer, and the Executive Vice President – Sales Management to encourage the development of strategies to increase deposit growth opportunities and deepen existing deposit relationships. Deposit growth is a key strategic objective due to its favorable impact on our net interest margin as well as a low cost source of funding for projected loan growth. Deposit growth was measured by comparing our total deposits at December 31, 2010 to total deposits at December 31, 2009.

Total Deposit Growth	Threshold	Target	Maximum
Payout Percentage	50%	75%	100%
Targeted levels of deposit growth for 2010	$16,250,000	$24,375,000	$32,500,000

     Our deposit growth for the year ended December 31, 2010 was $96.1 million. Consequently, each of Messrs. Prisby, Pomranke, and Clapp was entitled to a 100% bonus payout at the percentage of the targeted incentive assigned to them for achieving this performance objective, which was 20%. The value of this portion of the bonus payout for Messrs. Prisby, Pomranke, and Clapp was $35,190, $13,888, and $8,400, respectively.

Loan Originations

     In 2010, we placed emphasis on prudent loan growth by making it a performance objective for the Executive Vice President – Sales Management.

Loan Originations	Threshold	Target	Maximum
Payout Percentage	50%	75%	100%
Targeted levels of loan originations for 2010	$67,050,000	$100,575,000	$134,100,000

     Our loan originations for the year ended December 31, 2010 were $105,676,500. Consequently, Mr. Clapp was entitled to a 78.8% cash incentive payout at the percentage of the targeted incentive assigned to him for achieving this performance objective, which was 10%. The value of this portion of the cash incentive payout for Mr. Clapp was $3,310.

Business Unit and Individual Performance Objectives

     For 2010, we determined that it was appropriate to assign business unit and individual performance objectives for certain NEOs as a measure for improving our financial and operating performance. The objectives were selected based on their impact to our operations. These objectives were also reflective of the position and responsibilities of our NEOs in relation to the achievement of our strategic goals.

     Jerry A. Weberling. Mr. Weberling, our Chief Financial Officer, had individual performance objectives designed to promote improvements in our overall operational efficiency and relations with institutional investors, shareholders, and prospective shareholders. Maximum achievement of Mr. Weberling’s individual performance objectives would have constituted a payout of 40% of his total targeted cash incentive percentage of 19%, or a maximum potential cash payout of $9,803. A percentage was assigned to each individual performance objective based on the importance we place on each objective in relation to our operational performance. Mr. Weberling achieved his individual performance objectives at a 100% level and was entitled to receive a cash payout of $9,803 for 2010.

     Dale S. Clapp. Mr. Clapp, our Executive Vice President – Sales Management, had individual performance objectives tied to the performance of our business banking unit. Maximum achievement of Mr. Clapp’s business unit performance objectives would constitute a payout of 10% of his total targeted cash incentive percentage of 24%, or a maximum potential cash incentive payout of $4,200. A percentage was assigned to each business unit objective based on the importance we placed on each objective in relation to our operational performance. Mr. Clapp achieved his individual performance objectives at a 100% level and was entitled to receive a bonus payout of $4,200 for 2010.

     Daniel J. Zimmer. Mr. Zimmer, our Senior Vice President – Senior Credit Officer, had individual performance objectives tied to the performance and efficiency of our credit function. The business unit objectives for Mr. Zimmer were designed to promote prudent credit risk management practices while improving operational performance. Maximum achievement of Mr. Zimmer’s individual performance objectives would constitute a payout of 10% of his total targeted cash incentive percentage of 21%, or a maximum potential cash bonus payout of $3,045. A percentage was assigned to each individual performance objective based on the importance we placed on each objective in relation to our operational performance. Mr. Zimmer achieved his individual performance objectives at a 100% level and was entitled to receive a payout of $3,045 for 2010.

     The following table is a recap of the sources and amounts of the performance based annual incentive bonus for 2010 for each NEO:

		Reduction in			Business Unit
		Non-			and Individual
		performing	Deposit	Loan	Performance
Named Executive Officer	Diluted EPS	Assets	Growth	Originations	Objectives	Total
Thomas F. Prisby	$48,657	$—	$35,190	$ N/A	$ N/A	$83,847
Daryl D. Pomranke	19,203	—	13,888	N/A	N/A	33,091
Jerry A. Weberling	6,777	N/A	N/A	N/A	9,803	16,580
Dale S. Clapp	11,614	N/A	8,400	3,310	4,400	27,724
Daniel J. Zimmer	8,421	—	N/A	N/A	3,045	11,466

Corporate Referral Bonus Program

     Citizens Employee Referral Program was developed to award the recruitment efforts of our employees. The Program provides cash awards to eligible employees who successfully refer an applicant that accepts an available position and is retained for a specific period of time. Effective January 1, 2010, executive officers are no longer eligible to participate in the program.

2009 Service Retention Program

     Beginning in mid-2007, we experienced several changes in our senior management team as Messrs. Pomranke, Clapp, and Zimmer were recruited to join the Company on April 30, 2007, April, 21, 2008, and December 17, 2007, respectively. One of our compensation objectives in early 2009 was to establish a program to recognize and retain necessary executive talent for their service to the Company. Given the challenging economy and industry conditions, our elevated level of non-performing assets and its negative impact on the Company’s operating results and ability to achieve financial results to meet compensation targets, management recognized that our 2009 performance-based cash and equity awards could prove insufficient to retain our key employees. Therefore, on January 26, 2009, the Compensation Committee approved a cash-based Service Retention Program for key employees, including our NEOs.

     Under the 2009 Service Retention Program, the awards granted vest 25% on each of May 1, 2009, 2010, 2011, and 2012, and are payable so long as the employee is employed by us on the applicable vesting date. The total amount of the awards granted to the NEOs and their vesting as of December 31, 2010 are as follows:

Named Executive Officer	Total Award	Vested Award	Unvested Award
Thomas F. Prisby	$154,400	$77,200	$77,200
Daryl D. Pomranke	74,000	37,000	37,000
Dale S. Clapp	27,000	13,500	13,500
Daniel J. Zimmer	24,880	12,440	12,440
Charles V. Cole (1)	41,000	20,500	—
____________________

(1)	Mr. Cole forfeited the remaining $20,500 that would have vested on May 1, 2011 and May 1, 2012 upon his termination of employment on May 27, 2010.

Long-term Equity-based Awards

     We believe that long-term equity-based compensation can be an effective means of creating a link between the compensation provided to specified employees, including our NEOs, and gains realized by our shareholders on their investment in CFS common stock. We utilize both performance- and service-based equity compensation as a way to align the interests of our employees with the interests of our shareholders. We believe these awards encourage employees to create shareholder value through the prospect of higher stock values, thereby increasing the value of their award.

2008 Omnibus Equity Incentive Plan

     In 2008, our Board of Directors adopted, and our shareholders approved, the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (Equity Incentive Plan). The Equity Incentive Plan was designed to promote increased share ownership by participating employees, including our NEOs; to be utilized as an effective recruiting and retention tool; and to align the interests of our Executives with the interests of our shareholders. The Equity Incentive Plan permits grants of non-qualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance units, and performance shares. We chose to adopt a plan that provides for multiple types of equity awards to provide us with increased flexibility to design an effective and competitive compensation program.

     During 2010, a total of 17,883 performance-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke – 9,145 shares; Mr. Weberling – 1,370 shares; Mr. Clapp – 4,145 shares; and Mr. Zimmer – 3,223 shares. Mr. Prisby was not awarded shares of performance-based restricted stock.

     The performance-based restricted stock awards granted in 2010 were subject to the achievement of a performance objective relating to our 2010 fiscal year. We determined to use a one-year performance period because of the difficulty of establishing performance targets for more than a single year due to the present challenging and uncertain economic conditions. If the performance objective was achieved, the awards would be earned. If earned, the awards would then vest at a rate of 33% on May 1, 2012, 33% on May 1, 2013, and 34% on May 1, 2014 only if the NEO continued to be employed by us on the applicable vesting dates. If the NEO is not employed by us on a vesting date, the unvested portion of an earned award is forfeited.

     In February 2011, the Compensation Committee approved the granting of 11,818 performance-based restricted stock awards to our NEOs as follows: Mr. Pomranke – 5,667 shares; Mr. Weberling – 2,587 shares; Mr. Clapp – 2,134 shares; and Mr. Zimmer – 1,430 shares. Mr. Prisby was not awarded shares of performance-based restricted stock.

     We established diluted earnings per share as the corporate performance objective for the 2010 performance-based restricted stock awards. We consider diluted earnings per share an appropriate financial metric for which to measure our performance across a broad peer group with diverse strategies and business units. The percentage of the 2010 performance-based restricted stock awards earned by the NEOs was based on the level of diluted earnings per share achieved by the Company as of December 31, 2010 relative to the established targets of diluted earnings per share. We calculate our diluted earnings per share targets in the manner described in Performance-based Annual Cash Incentive Plan above. The following table shows the performance targets and the percentage earned of an award for achieving various levels of performance. If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

		Diluted Earnings (Loss)
Peer Group Percentile		Per Share Targets ($)	Bonus Payout (%)
25	th	$(.27)	0%
50	th	.37	50
62.5	th	.44	75
75	th	.61	100

     Our diluted earnings per share for the year ended December 31, 2010 was $.32. Consequently, our NEOs earned their respective restricted stock awards at a 46.1% level at the weighted percentage of the targeted incentive assigned to this performance objective for each NEO. As such, the following number of 2010 performance-based restricted shares were earned subject to the continued employment vesting requirement described above: Mr. Pomranke – 4,216 shares; Mr. Weberling – 632 shares; Mr. Clapp – 1,911 shares; and Mr. Zimmer – 1,486 shares. The balance of the 2010 restricted stock awards were considered unearned and forfeited.

     During 2010, a total of 16,175 service-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke – 5,053 shares; Mr. Weberling – 5,913 shares; Mr. Clapp – 2,954 shares; and Mr. Zimmer – 2,255 shares. The 2010 service-based restricted stock awards will vest at a rate of 33% on May 1, 2012, 33% on May 1, 2013, and 34% on May 1, 2014, only if the NEO continued to be employed by us on the applicable vesting dates. Mr. Prisby was not awarded shares of service-based restricted stock.

     In February 2011, the Compensation Committee approved the granting of 7,879 service-based restricted stock awards to our NEOs as follows: Mr. Pomranke – 3,778 shares; Mr. Weberling – 1,725 shares; Mr. Clapp – 1,423 shares; and Mr. Zimmer – 953 shares. Mr. Prisby was not awarded shares of service-based restricted stock.

     During 2010, as part of Mr. Prisby's service-based award discussed above, $43,485 was awarded in lieu of a service-based restricted stock award under our 2008 Omnibus Equity Incentive Plan given Mr. Prisby’s tenure with the Company and the amount of his current holdings of CFS common stock. This award will vest and be paid 33%, 33%, and 34% on May 1, 2012, 2013, and 2014, respectively, only if he continues to be employed by us on the applicable vesting dates.

     In February 2011, the Compensation Committee approved a service-based cash award of $43,485 to Mr. Prisby in lieu of a service-based restricted stock award under our 2008 Omnibus Equity Incentive Plan. This award will vest and be paid 33%, 33%, and 34% on May 1, 2013, 2014, and 2015, respectively, only if he continues to be employed by us on the applicable vesting dates.

     We decided to award a higher percentage of performance-based restricted stock than service-based restricted stock in order to emphasize and reward for performance that supports our short-term and long-term goals. We also considered the individual responsibilities of each NEO as well as the total available shares that can be issued annually under the Equity Incentive Plan (120,000 shares) in determining the amount of restricted stock to award to each NEO. We considered peer group and industry compensation information provided by the Hay Group in making both of these determinations. On a percentage basis, the level and allocation are between the median and the 75th percentile.

401(k) Retirement Plan

     We sponsor the 401(k) Plan which is a tax-qualified retirement plan for our eligible employees, including the NEOs. Our employees are generally eligible to participate in the 401(k) Plan after completing three consecutive months of service and attaining age 21. Participants’ contributions are deferred and invested in various investment options. In 2010, the Bank made matching contributions to the 401(k) Plan equal to 100% of an employee’s contributions of up to 1% of compensation and 50% of the employee’s contributions on the next 5% of compensation. Subject to the limits imposed by the Internal Revenue Code, employees may defer, on a pre-tax or post-tax basis, up to 100% of their compensation to the 401(k) Plan. Employees are fully vested in their matching contributions after two years of service. See column (i) of the Summary Compensation Table for the matching contributions allocated to the 401(k) Plan account of each NEO for 2010.

Employee Stock Ownership Plan

     During 2010, we sponsored the ESOP which is a tax-qualified retirement plan for our eligible employees, including the NEOs. The ESOP affords eligible employees the opportunity to share in the growth and value of CFS stock and is intended to align employee interests with those of our shareholders. The ESOP is deleveraged as the loan was repaid in full in 2009 and all shares were allocated to plan participants. We did not make a discretionary contribution under the ESOP Plan during 2010. Effective following the close of business on December 31, 2010 and effective January 1, 2011, the CFS Bancorp, Inc. Employee Stock Ownership Plan was merged into the Citizens Financial Bank 401(k) Retirement Plan.

Pension Plan

     We sponsor a non-contributory tax-qualified defined benefit pension plan (Pension Plan) which was frozen effective March 1, 2003 so that on and after that date, no further benefits would accrue and no additional employees would become participants. Mr. Prisby is the only NEO who has an accrued benefit under the Pension Plan. For a further discussion of the Pension Plan, see 2010 Pension Benefits below.

Nonqualified Deferred Compensation Plans

     The Nonqualified Plan permits benefits which supplement those provided under the ESOP in cases where a contribution for an NEO is affected by limits imposed by the Internal Revenue Code. If a participant timely elects not to defer such supplemental allocation, the amount will be paid in cash, in our common stock, or a combination of the two in the year the amount of the supplemental allocation is determined. The Nonqualified Plan also permits the Compensation Committee to make discretionary contributions to participants. Benefits are held and invested primarily in CFS common stock by a third-party trustee under an irrevocable rabbi trust. Messrs. Prisby and Pomranke are currently the only NEOs eligible in the Nonqualified Plan. In 2010, no contribution was made to the Qualified ESOP Plan therefore there was no Supplemental ESOP Benefit contribution.

     We also sponsor two additional frozen nonqualified plans in which Mr. Prisby was the only NEO participating as of December 31, 2010: the Citizens Financial Services, FSB Deferred Compensation Plan for Key Employees and the Amended and Restated Supplemental ESOP Benefit Plan of CFS Bancorp and Citizens Financial Services, FSB (collectively, the Frozen Plans). Mr. Prisby took his final distributions from these plans as previously elected on May 1, 2010, thus essentially terminating these two frozen nonqualified plans as no assets are remaining. See 2010 Nonqualified Deferred Compensation below.

Life Insurance

     CFS maintains a group term life insurance plan for all full-time employees which provides a benefit in an amount equal to 100% of the employee’s annual earnings as defined under the plan, up to a maximum of $400,000, except in the case of Mr. Prisby’s benefit, which was reduced by one-third because he has reached age 65.

Employment Agreements

     We also take into consideration the employment agreements we have with Messrs. Prisby and Pomranke when determining their compensation. We maintain employment agreements with certain NEOs to provide continuity and stability to our senior management team and are typical within our industry. The agreements contain provisions that will require us to make payments to these NEOs upon the termination of their employment (other than for cause or due to a voluntary resignation without good reason) or under certain circumstances following a change-in-control. We include severance provisions in the employment agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interests of the Company and its shareholders. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments on Termination or Change-in-Control.

Change-in-Control Arrangements

     At December 31, 2010, each of Messrs. Weberling, Clapp, and Zimmer had change-in-control agreements with the Bank. We maintain change-in-control agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. For a discussion of these agreements, see Change-in-Control Agreements below. For a discussion of post employment termination payments, see Potential Payments on Termination or Change-in-Control.

     We also provide for change-in-control payments to be made to Messrs. Prisby and Pomranke pursuant to their employment agreements. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments on Termination or Change-in-Control.

     All of our equity compensation plans provide immediate vesting of all unvested awards upon a change-in-control. All of our stock options have vested and are exercisable. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for information regarding the value of unvested stock awards held by the NEOs.

Perquisites and Additional Benefits

     NEOs participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain NEOs receive other additional perquisites that are described in footnote 6 to column (i) in the Summary Compensation Table. We disclose all perquisites provided to the NEOs, even if the value of the perquisites falls below the disclosure thresholds under applicable SEC rules. The additional benefits and perquisites that we provide to our NEOs include group insurance benefits typically provided by employers as well as automobile and club memberships that are used for business purposes and that are an important component of an effective compensation plan.

Additional Information Relating to Executive Compensation

Director and Named Executive Officer Stock Ownership Guidelines

     Stock ownership guidelines are a key component in companies’ compensation programs, helping to ensure an alignment of Executive and Director interests with those of shareholders. The Board of Directors has adopted share retention and ownership guidelines for our NEOs and the Board itself. Our guidelines are based upon the market value of our common stock as a multiple of the NEO’s or Director’s base compensation.

     Under the stock ownership guidelines, our non-employee Directors and NEOs are expected to accumulate and retain shares of our common stock to meet the applicable stock ownership level within five years from January 1, 2011.

Position	Stock Ownership Level
Non-Employee Directors	3 times annual cash retainer
Chief Executive Officer and Chief Operating Officer	2 times annual base compensation
Executive Vice Presidents and other Named Executive Officers	1 times annual base compensation

     All Executives are expected to retain the equivalent of 50% of the after tax-effected shares acquired by performance or service restricted stock awards, or any stock option upon exercise until they achieve the specified ownership level and thereafter must maintain such ownership level. All Directors are expected to retain 100% of the after tax-effected shares acquired by restricted stock awards, or any stock option upon exercise, until resignation or retirement from the Board.

     Upon reaching the established time requirement, if a Director or Executive has not reached the targeted ownership level, such individual will not be entitled to any further awards.

Tax Deductibility of Compensation

     We generally seek to maximize the deductibility for federal income tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million per year per Executive. However, performance-based compensation is excluded from this limitation. We review our compensation plans in light of applicable tax provisions, including Code Sections 162(m) and 409A, and may revise these plans, from time to time, to avoid excise taxes or to maximize appropriate deductions under the Internal Revenue Code. Although our current compensation programs result in compensation amounts significantly below Code Section 162(m) guidelines, we will strive to continue to have as much compensation as possible to our NEOs be deductible to the Company for federal income tax purposes.

Executive Compensation Clawback Policy

     We will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments and to seek to recover any cash or equity-based incentive compensation paid to certain NEOs where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

     In December 2010, the Compensation Committee approved a revised compensation clawback policy intended to be consistent with the provisions and meant to be construed in accordance with the requirements of the Dodd-Frank Act. If the Board of Directors of CFS Bancorp, Inc. or an appropriate committee thereof, has determined that the Company must restate the consolidated financial statements that are required to be filed with the Securities and Exchange Commission (SEC) pursuant to applicable securities laws as a result of material noncompliance with the financial reporting requirements of such securities laws, or misstatement of financial metrics, then the Company shall have the right to recoup certain incentive compensation paid to its current or former Executive Officers (collectively, the Affected Individuals). Specifically, the Company shall have the right to recoup certain incentive compensation paid to such Affected Individuals for the three year period preceding the restatement of the Company’s consolidated financial statements.

Compensation Risk

     Our internal risk assessment indicates that the Bank’s incentive compensation plans are not designed to encourage, either intentionally or unintentionally, excessive risk taking. Mitigating factors and various oversight elements are in place for the NEOs, and other Officers and employees that have decision making authority, strategic planning responsibilities, or participate in an incentive program. The focus is to reward long-term value creation and avoid excessive risk.

     The Compensation Risk Assessment Committee is comprised of our Senior Vice President – Human Resources and Education, Senior Vice President – Risk Management, Vice President – Internal Audit, and Vice President – Human Resources and Education. The committee is responsible for conducting an annual risk-rating assessment of the incentive compensation programs available to our employees and to present a report of this assessment annually to the Compensation Committee.

     Our Compensation Committee, with the assistance of the Hay Group, reviewed our compensation policies and practices for all employees, including NEOs for 2010. The Compensation Committee determined that our compensation programs did not have a material adverse effect on the Company. In addition, the committee believes that the mix and elements of executive compensation did not encourage management to assume excessive business risks.

Report of the Compensation Committee

     The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the Acts), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors of the Company oversees the Company’s Executive Compensation Program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement. In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s proxy statement in connection with the Company’s 2011 Annual Meeting of Shareholders, to be filed with the SEC.

Compensation Committee
Gene Diamond (Chairman)
Gregory W. Blaine
Joyce M. Simon

     Summary Compensation Table

     The following table summarizes the total compensation paid or earned by each person who served as an NEO during any portion of each of 2010, 2009, and 2008.

							Change in
							Pension
							Value
							and Non-
						Non-equity	Qualified
Name						Incentive	Deferred
And				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)	(g)(4)	(h)(5)	(i)(6)	(j)
Thomas F. Prisby	2010	$383,971	$38,600	$—	$—	$83,847	$104,000	$39,387	$649,805
Chairman and Chief	2009	400,706	—	—	—	—	112,000	44,976	557,682
Executive Officer	2008	385,015	—	158,397	—	—	51,000	59,034	653,446

Daryl D. Pomranke	2010	248,000	18,500	49,551	—	33,091	—	27,187	376,329
President and Chief	2009	252,154	18,500	34,152	—	—	—	34,046	338,852
Operating Officer	2008	211,923	—	94,182	—	—	—	35,905	342,010

Jerry A. Weberling	2010	126,077	—	39,401	—	16,580	—	9,761	191,819
Executive Vice	2009	—	—	—	—	—	—	—	—
President and Chief	2008	—	—	—	—	—	—	—	—
Financial Officer

Dale S. Clapp	2010	175,000	6,750	24,776	—	27,524	—	13,176	247,226
Executive Vice	2009	177,808	6,750	18,801	—	—	—	19,175	222,534
President – Sales	2008	107,884	45,000	29,967	—	—	—	7,097	189,948
Management

Daniel J. Zimmer	2010	145,000	6,220	19,118	—	11,466	—	10,082	191,886
Senior Vice President	2009	148,112	7,720	15,633	—	—	—	13,287	184,752
– Senior Credit	2008	124,615	10,000	38,529	—	5,630	—	13,736	192,510
Officer

Charles V. Cole	2010	86,625	10,250	26,576	—	—	—	400,248	523,699
Former Executive	2009	198,693	10,250	20,115	—	—	—	35,069	264,127
Vice President and	2008	184,573	—	42,810	—	—	—	38,637	266,020
Chief Financial
Officer
____________________

(1)	Mr. Prisby did not receive a salary increase in 2010 or 2009. Messrs. Pomranke, Clapp, Zimmer, and Cole did not receive a salary increase in 2010. Mr. Weberling’s employment commenced on June 1, 2010 and Mr. Cole’s employment terminated on May 27, 2010.

(2)	For 2010, the amounts in column (d) represent payments made on May 1, 2010 to the NEOs under the 2009 Service Retention Program upon the vesting of 25% of the awards granted in January 2009. In 2009, Mr. Prisby returned the full amount of his vested awards; amounts reflected for Mr. Zimmer pertain to our corporate referral bonus program. For 2008, the amounts shown in column (d) represent the dollar amount received for Mr. Clapp’s sign-on bonus and bonuses paid to Messrs. Zimmer and Clapp according to our corporate referral bonus program.

(3)	The amounts shown in column (e) represent the aggregate grant date fair value computed in accordance with ASC 718 for restricted stock service-based awards granted in 2010 under our Equity Incentive Program and performance-based restricted stock awards granted in 2010 at target reflected as the grant date fair value. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to grants made prior to fiscal year 2010, refer to Note 9 of the financial statements in our annual report on Form 10-K for the year ended December

31, 2010 as filed with the SEC. See the 2010 Grants of Plan-Based Awards table for additional information on awards made in 2010.

(4)	The amounts shown in column (g) represent the amount earned as a bonus under the Cash Incentive Plan, which are based on corporate and individual performance objectives and diluted earnings per share for the applicable years which is discussed further under Compensation Discussion and Analysis. See also the footnotes to the 2010 Grants of Plan-Based Awards table.

(5)	The amounts shown in column (h) represent the increase in the present value of Mr. Prisby’s benefits under the Pension Plan. There are no above market earnings or preferential dividends paid under the Nonqualified Plan or Frozen Plans.

(6)	The amounts shown in column (i) reflect the following for 2010:

Supplement to All Other Compensation Column

		Country
		Club and			Restricted	Severance-	Total
	401(k)	Health Club	Car	Welfare	Stock	related	All Other
Name	Match	Membership	Allowance	Benefits	Dividends	Benefits	Compensation
Thomas F. Prisby	$8,575	$7,029	$11,095	$11,479	$1,209	$—	$39,387
Daryl D. Pomranke	8,575	—	4,900	12,993	719	—	27,187
Jerry A. Weberling	4,566	—	4,375	820	—	—	9,761
Dale S. Clapp	6,361	—	5,802	784	229	—	13,176
Daniel J. Zimmer	4,326	420	—	5,042	294	—	10,082
Charles V. Cole	4,933	195	3,785	10,651	327	380,357	400,248

Narrative to Summary Compensation Table

     CFS and the Bank are parties to employment agreements with Messrs. Prisby and Pomranke for a term of 36 and 30 months, respectively, in each of their current respective positions. The agreements provide Messrs. Prisby and Pomranke have a current base salary of $391,000 and $248,000 respectively. See Employment Agreements below.

2010 Grants of Plan-Based Awards

     The following table presents information relating to the 2010 cash incentive plan awards, stock-based incentive plan awards, and awards of options, restricted stock, and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2010 that are not performance-based where the payout or future value is tied to our stock price at the time the shares are vested and not to other performance criteria.

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Base	Grant Date
		Under Non-Equity			Under Equity			of Shares	Securities	Price	Fair Value of
		Incentive Plan Awards (2)			Incentive Plan Awards (3)			of Stock	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(4)	(j)	(k)	(l)(5)
Thomas F. Prisby (1)	2/11/10	$—	$43,485	$—	—	—	—	—	—	$—	$—
	2/11/10	35,190	175,950	228,735	—	—	—	—	—	—	—

Daryl D. Pomranke	2/11/10	—	—	—	—	4,573	9,145	5,053	—	—	49,551
	2/11/10	13,888	69,440	90,272	—	—	—	—	—	—	—

Jerry A. Weberling	6/07/10	—	—	—	—	685	1,370	5,913	—	—	39,401
	6/07/10	4,901	24,507	31,860	—	—	—	—	—	—	—

Dale S. Clapp	2/11/10	—	—	—	—	2,073	4,145	2,954	—	—	24,776
	2/11/10	8,400	42,000	54,600	—	—	—	—	—	—	—

Daniel J. Zimmer	2/11/10	—	—	—	—	1,612	3,223	2,255	—	—	19,118
	2/11/10	6,090	30,450	39,585	—	—	—	—	—	—	—

Charles V. Cole	2/11/10	—	—	—	—	2,190	4,379	3,236	—	—	26,576
____________________

(1)	A cash portion of the 2010 long-term service-based compensation is in lieu of an award under the 2008 Omnibus Equity Incentive Plan. The 2010 award vests 33%, 33%, and 34% on May 1, 2012, 2013, and 2014, respectively.

The applicable portion of the bonus will be paid on each vesting date so long as Mr. Prisby is employed by the Bank.

(2)	The Cash Incentive Plan provides for an opportunity of a performance-based cash bonus. The percent of payout was based on the percentage of achievement in each assigned category. Depending on performance, award payouts may range from 50% to 100% for non-performing assets, deposit growth, loan origination, and business unit and individual performance objectives and zero to 150% for the diluted earnings per share objectives.

(3)	The Equity Incentive Plan provides for an opportunity of earning performance-based restricted shares. The 2010 awards provided for a specific number of restricted shares to be earned at target, with a potential for a maximum number of restricted shares to be earned. Depending on performance, awards may range from zero to 100% of target. The 2010 awards under the Equity Incentive Plan were based on diluted earnings per share. The 2010 performance-based awards, if earned, will vest 33%, 33%, and 34% on May 1, 2012, 2013, and 2014, respectively.

(4)	The Equity Incentive Plan permits awards of service-based restricted shares. The 2010 service-based awards vest 33%, 33%, and 34% on May 1, 2012, 2013, and 2014, respectively.

(5)	The amounts in this column are the grant date fair value of the awards reported in the table computed in accordance with ASC 718.

     The following narrative discusses the material information necessary to understand the information in the tables above.

     Non-Equity Incentive Plan Awards. The performance objectives for the Cash Incentive Plan varied for each NEO. See Performance-based Annual Cash Incentive Plan above for further discussion of the performance objectives, relative weighting and targets.

     The Compensation Committee also determined that Mr. Prisby would exchange his opportunity to earn restricted shares under the Equity Incentive Plan for an equivalent cash award. The committee made this determination because of Mr. Prisby’s tenure with the Company and his current holdings of our common stock. This award will vest and be paid 33%, 33%, and 34% on May 1, 2012, 2013, and 2014, respectively, only if he continues to be employed by us on the applicable vesting dates.

     Equity Incentive Plan Awards. The performance objectives for the Equity Incentive Plan were also based on diluted earnings per share. An analysis of the awards and a discussion of the performance objectives, relative weighting, and other pertinent information are included in Long-term Equity-based Awards above.

2010 Outstanding Equity Awards at Fiscal Year-End

     The following table summarizes, for each NEO, the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2010.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity				Market	Incentive	Plan Awards:
			Incentive Plan				Value of	Plan Awards:	Market or
			Awards:				Shares	Number of	Payout Value
	Number of	Number of	Number of			Number	or Units	Unearned	of Unearned
	Securities	Securities	Securities			of Shares	of Stock	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			or Units of	That	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Have Not	Rights That	Rights That
	Options (#)	Options (#)	and Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas F. Prisby	35,000	—	—	$11.25	4/27/2011	—	$—	7,437 (2)	$38,896
	20,000	—	—	13.49	2/18/2012	—	—	—	—
	35,000	—	—	13.99	5/19/2013	—	—	—	—
	25,000	—	—	14.64	4/7/2014	—	—	—	—
	11,145	—	—	13.48	7/25/2015	—	—	—	—
Daryl D. Pomranke	—	—	—	—	—	—	—	26,522 (3)	138,709
Jerry A. Weberling	—	—	—	—	—	—	—	7,283 (4)	38,090
Dale S. Clapp	—	—	—	—	—	—	—	12,529 (5)	65,526
Daniel J. Zimmer	—	—	—	—	—	—	—	10,804 (6)	56,505
Charles V. Cole	—	—	—	—	—	—	—	— (7)	—
____________________

(1)	All of the option awards fully vested on September 26, 2005. Mr. Cole had 50,000 options which expired 30 days after his termination of employment, May 27, 2010.

(2)	Mr. Prisby’s Service Retention Program and Equity Incentive vest as follows: 3,663 on May 1, 2011 and 3,774 on May 1, 2012.

(3)	Mr. Pomranke’s Equity Incentive Plan awards vest as follows: 4,786 on May 1, 2011; 7,910 on May 1, 2012; 5,744 on May 1, 2013; and 3,153 on May 1, 2014.

(4)	Mr. Weberling’s Equity Incentive Plan awards vest as follows: 2,160 on May 1, 2012; 2,160 on May 1, 2013; and 2,225 on May 1, 2014.

(5)	Mr. Clapp’s Equity Incentive Plan awards vest as follows: 2,021 on May 1, 2011; 3,648 on May 1, 2012; 2,973 on May 1, 2013; and 1,653 on May 1, 2014.

(6)	Mr. Zimmer’s Equity Incentive Plan awards vest as follows: 2,052 on May 1, 2011; 3,313 on May 1, 2012; 2,429 on May 1, 2013; and 1,273 on May 1, 2014.

(7)	Mr. Cole forfeited 13,858 Equity Incentive Plan awards upon his termination of employment, May 27, 2010.

(8)	The market value was computed by multiplying the number of shares by the $5.23 closing price of our common stock on the last trading day of 2010.

2010 Option Exercises and Stock Vested

     The following table summarizes for each NEO the number of shares acquired and value realized upon exercise of options or the vesting of stock awards for 2010.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)
Thomas F. Prisby	—	$—	3,663	$18,242
Daryl D. Pomranke	—	—	2,178	10,846
Jerry A. Weberling	—	—	—	—
Dale S. Clapp	—	—	693	3,451
Daniel J. Zimmer	—	—	891	4,437
Charles V. Cole	—	—	990	4,930
____________________

(1)	The amount represents the aggregate amount realized which was determined by multiplying the number of shares by the $4.98 closing price of our common stock as of the vesting date.

2010 Pension Benefits

     The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the Bank’s qualified defined benefit pension plan as supplemented by the supplemental benefit plan adopted by the Bank. The benefits under the qualified defined benefit plan were frozen in 2003.

		Number of	Net Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefits ($)	Year ($)
(a)	(b)	(c)	(d)(1)	(e)
Thomas F. Prisby	Pension Plan	20	$1,187,000	$—
Daryl D. Pomranke (2)	Pension Plan	—	—	—
Jerry A. Weberling (2)	Pension Plan	—	—	—
Dale S. Clapp (2)	Pension Plan	—	—	—
Daniel J. Zimmer (2)	Pension Plan	—	—	—
Charles V. Cole (2)	Pension Plan	—	—	—
____________________

(1)	The net present value is calculated at December 31, 2010, using the accrued benefit multiplied by the present value factor based on an assumed age 65 retirement date and the 2000 RP Mortality Table and 5.54% and 5.96% interest, respectively.

(2)	Messrs. Pomranke, Weberling, Clapp, Zimmer and Cole do not participate in the Pension Plan.

     The Pension Plan benefits shown in the table represent the net present value of Mr. Prisby’s accumulated pension benefits. Benefits under the Pension Plan generally may be paid as a monthly annuity for the life of the participant (or the lives of the participant and their spouse) or in the form of an actuarially equivalent lump sum payment. The annual pension benefit is the product of (i) the participant’s number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant’s covered compensation after 1998 and 2% of the participant’s covered compensation before that year. Compensation covered by the plan is the average compensation, as limited by the Internal Revenue Code, for the five consecutive years of employment which produce the highest such average.

2010 Nonqualified Deferred Compensation

     The following table summarizes the amount of nonqualified deferred compensation that CFS is obligated to pay to each NEO, including the full amount of earnings for 2010.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)
Thomas F. Prisby	$—	$—	$83,724	$(198,192)	$—
Daryl D. Pomranke	—	—	139	—	504
Jerry A. Weberling	—	—	—	—	—
Dale S. Clapp	—	—	—	—	—
Daniel J. Zimmer	—	—	—	—	—
Charles V. Cole	—	—	—	—	—
____________________

(1)	The amount shown in column (d) represents all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trust under the nonqualified executive deferred pension and ESOP plans. The interest and dividends were not considered to be above-market earnings or preferential dividends. As such, this amount was not reported in column (h) of the Summary Compensation Table.

(2)	The amount reported in column (e) represents amounts distributed under the Nonqualified Plan and Frozen Plans.

(3)	The amount reported in column (f) represents amounts accrued under the Nonqualified Plan. Earnings include cash dividends on our common stock and interest for the year ended December 31, 2010.

     The Nonqualified Plan provides for supplemental benefits to certain employees whose benefits under the ESOP Plan were reduced by limitations imposed by the Internal Revenue Code. If a participant timely elects not to defer a supplemental allocation, the amount will be paid in cash, in our common stock, or a combination of the two in the year the amount of the supplemental allocation is determined. The supplemental benefits equal the amount of additional benefits the participant would receive if there were no income limitations imposed by the Internal Revenue Code. The Nonqualified Plan also permits the Compensation Committee to make discretionary contributions to a participant. Amounts deferred under the Nonqualified Plan are held in a rabbi trust and are invested in CFS common stock.

     Messrs. Prisby and Pomranke are the only NEOs participating in the Nonqualified Plan. As provided for under the Nonqualified Plan, Mr. Prisby received his remaining distribution of his fully vested accrued benefits held under the rabbi trust on May 1, 2010. Distribution from Mr. Pomranke’s account under the Nonqualified Plan will be made in accordance with his election under the Nonqualified Plan; provided, however, if no election is made, payment will be made within 90 days of the date he attains age 70.

     Mr. Prisby also had funds held in a rabbi trust from the Frozen Nonqualified Plans which were invested in our common stock. Mr. Prisby received his final distribution of his fully vested accrued benefits held under each Frozen Plan on May 1, 2010.

Employment Agreements

     CFS and the Bank maintain employment agreements with Messrs. Prisby, Pomranke and Weberling. We have entered into agreements with these executive officers because we believe they promote continuity and provide certainty and stability in our management team and are typical within our industry. CFS and the Bank agree to employ Messrs. Prisby, Pomranke, and Weberling for a term of 36, 30, and 24 months, respectively, in each of their current respective positions. The agreements provide Messrs. Prisby, Pomranke, and Weberling base salaries of $391,000, $248,000, and $220,000 respectively, which may be increased from time to time by the Boards of Directors of CFS and the Bank. Messrs. Pomranke’s and Weberling’s base salaries were increased to $260,000 and $225,500, respectively, in February 2011.

     No excise tax gross-ups are provided under the agreements. In the event that any payment or other benefit to be received upon any termination of employment (including in connection with a change-in-control of either the Bank or

CFS) would not be deductible for federal income tax purposes by us, then the payments and benefits otherwise payable will be reduced to the highest amount that avoids the application of Internal Revenue Code Section 280G.

     Employment under these agreements can be terminated by the Executive, CFS, or the Bank at any time without cause. The Executive will be entitled to a cash severance amount if he terminates his respective employment because:
  of the failure of CFS or the Bank to comply with any material provision of the employment agreement;

  the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement, or death; or

  of certain adverse actions which are taken with respect to the Executive’s employment following a change-in-control of CFS.
     Except as noted below, the cash severance amount is based upon a three-year average of the Executive’s compensation (as defined in each employment agreement) in the following amounts:
  Thomas F. Prisby – 300% of average annual compensation;

  Daryl D. Pomranke – 250% of average annual compensation; and

  Jerry A. Weberling – 150% of average annual compensation.
     The agreements with Messrs. Pomranke and Weberling provide that the Executive will receive medical insurance coverage for the balance of the term of his agreement if the agreement is terminated without cause by us.

     Each of the employment agreements contains non-competition and non-solicitation covenants that apply (except in the event of the termination of employment under certain circumstances) while the Executive is employed by the Company or the Bank and on a post-employment basis as follows: Mr. Prisby – 36 months, Mr. Pomranke – 30 months, and Mr. Weberling – 18 months. In addition, at all times during and following their employment by us, Messrs. Prisby, Pomranke, and Weberling are also subject to additional confidentiality and non-disparagement covenants and restrictions.

     As previously mentioned, Mr. Cole’s employment with the Company and the Bank terminated on May 27, 2010. On June 2, 2010, the Company entered into a Separation Agreement and General Release with Mr. Cole relating to his termination of employment. In accordance with Mr. Cole’s employment agreement, the Company paid Mr. Cole the following amounts:
  an aggregate severance amount of $380,357;

  accrued but unused vacation as of May 27, 2010, and reimbursement of all business expenses incurred by him prior to May 27, 2010; and

  the right to receive continuing medical, life, and disability coverage for himself for a period of time ending on the earlier of June 23, 2011 or the date on which the Executive becomes eligible to participate under another plan.
Change-In-Control Agreements

     We maintain change-in-control agreements with certain of our NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. The Bank currently maintains change-in-control agreements with Messrs. Clapp and Zimmer. Mr. Clapp serves as an Executive Vice President with primary responsibility for sales management and marketing at the Bank, and Mr. Zimmer serves as a Senior Vice President and Senior Credit Officer of the Bank. These agreements are not employment agreements or a guarantee or commitment for continued employment of Messrs. Clapp or Zimmer by the Bank. Messrs. Clapp and Zimmer are employees-at-will of the Bank. The agreements do not affect or limit the right of the Bank or of Messrs. Clapp or Zimmer to terminate their respective employment with the Bank at any time for any reason or for no reason.

     We had also previously entered into a change-in-control agreement with Mr. Weberling upon his employment with the Company on June 3, 2010. However, Mr. Weberling’s current employment agreement entered into on February 18, 2011 replaces and supersedes his change-in-control agreement. See Employment Agreements above.

     The initial term of each change-in-control agreement is one year. The agreements provide that the Bank’s Board of Directors will review each agreement within 60 days prior to the first anniversary date of the agreement and within 60 days prior to each subsequent one-year anniversary thereafter. The Board review will determine whether the term of each agreement will be extended for a period of one year in addition to the then remaining term. If the Bank’s Board determines not to extend the term of an agreement, then that agreement will terminate.

     Our change-in-control agreements are double-trigger agreements. Each change-in-control agreement provides that if Messrs. Clapp or Zimmer terminates his employment for good reason or within two years following a change-incontrol of the Bank or CFS, then the terminated employee will be entitled to change-in-control payments (payable in cash) equal to 100% of his average monthly base salary for a period of twelve months following his last day of employment with the Bank. Messrs. Clapp and Zimmer are entitled to the same payment if the Bank terminates employment for any reason other than for cause or a disability during the term of the agreement or within a two-year period immediately following a change-in-control of CFS or the Bank. Each agreement also provides that, if Messrs. Clapp or Zimmer is participating in our group health insurance plan at the time his employment is terminated and if he has made an appropriate election to continue insurance coverage for himself and/or his spouse and legal dependents under COBRA, then the terminated employee will pay the premiums for continued group health coverage and we will reimburse him for a limited period of time for the premiums he actually pays for the continued coverage.

     Each change-in-control agreement also contains non-competition and non-solicitation covenants that apply while Messrs. Clapp and Zimmer are employed by the Bank and on a post-employment basis. In addition, at all times during and following their employment by us, Messrs. Clapp and Zimmer are subject to additional confidentiality and non-disparagement covenants and restrictions.

Potential Payments on Termination or Change-In-Control

     The tables below reflect the amount of compensation to be paid to each of our NEOs in the event of his termination of employment. The amount of compensation payable to each NEO upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change-incontrol, and in the event of his disability or death is shown below. The amounts shown are presented as if the termination was effective on December 31, 2010 and includes amounts earned through that date. The amounts are estimates of what would be paid to the NEO upon his termination. The actual amounts to be paid can only be determined at the time each NEO separates from CFS and the Bank.

     In addition, in keeping with SEC rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:
  amounts contributed and accrued under the Company’s 401(k) Plan in which all employees participate;

  accrued unused vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

  amounts accrued and vested through our ESOP, our Nonqualified Plan, and our Pension Plan;

  disability and life insurance benefit payments provided pursuant to plans applicable to the Company’s salaried employees generally; and

  stock options, restricted stock, and performance awards that have vested and become exercisable or non-forfeitable, as applicable, prior to the employment termination or change in control.
     The payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”

Payments Made Upon Retirement

     In the event of the retirement of Messrs. Prisby or Pomranke, in addition to their vested benefits, each will continue to be covered by our welfare benefits for the term specified in his employment agreement.

Payments Made Upon Death or Disability

     In the event of the death or disability of an NEO, in addition their vested benefits and benefits listed under Payments Made Upon Retirement above, he (or his beneficiary) will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change-in-Control

     As of December 31, 2010, we have entered into employment agreements with Messrs. Prisby and Pomranke and change-in-control agreements with Messrs. Weberling, Clapp, and Zimmer. Based upon these agreements, if an NEO’s employment is terminated following a change-in-control (excluding termination of employment for cause or by death or disability) or if the NEO terminates his employment for good reason or due to a material breach of the agreement, in addition to their vested benefits, the NEO will receive the following:
  a lump sum severance payment of 300%, 250%, or 100% as the case may be, of the sum of the Executive’s average annual compensation (as defined in the employment agreement) or average base salary (as defined in the change-in-control agreement);

  for the period specified in his employment agreement, at our cost, continued participation in all life insurance, health and accident insurance, disability insurance, and other employee benefit programs he participated in (other than stock option and stock award plans, bonuses and other compensation included in the calculation of the average annual compensation, and other benefits included in the calculation of the average annual compensation), or for the period specified in his change-in-control agreement, at our cost, payment for up to 12 months of COBRA premiums; and

  all stock options and stock awards held by the Executive will automatically vest and become exercisable.
     The following table shows the potential payments upon termination or change-in-control for Mr. Prisby.

				Good
		Involuntary		Reason
		Not For		Termination
		Cause	For Cause	by Executive
	Normal	Termination	Termination	Following
Executive Benefits and	Retirement	by CFS/Bank	by CFS/Bank	Change-in-	Disability	Death
Payments Upon	on	on	on	Control on	on	on
Separation	12/31/2010 (1)	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Service retention bonus (2)	$—	$—	$—	$—	$77,200	$77,200
Long-term cash retention award (3)	—	—	—	43,485	43,485	43,485

Benefits & Perquisites:
Stock awards (4)	—	—	—	41,498	41,498	41,498
Healthcare benefits (5)	—	—	—	13,792	—	—
Life insurance benefits (6)	—	9,048	—	9,048	—	—
Cash severance	—	1,303,099	—	1,303,099	—	—
Total	$—	$1,312,147	$—	$1,410,922	$162,183	$162,183
____________________

(1)	For purposes of normal retirement, Mr. Prisby has reached normal retirement age as defined under his employment agreements and each benefit plan, except as defined under the Equity Incentive Plan which is age 72.

(2)	Reflects the unvested amount of the 2009 Service Retention Program.

(3)	Reflects the unvested amount of the 2010 long-term cash retention award granted in lieu of an award under the 2008 Omnibus Equity Incentive Plan.

(4)	Reflects the value of service-based restricted stock shares that would vest including unvested dividends related to these shares.

(5)	Reflects the estimated cost of premiums to be paid under our healthcare plans on behalf of Mr. Prisby pursuant to the terms of his employment agreement.

(6)	Reflects the estimated cost of premiums to be paid on behalf of Mr. Prisby under our group term life insurance program for the term of his employment agreement.

     The following table shows the potential payments upon termination or change-in-control for Mr. Pomranke.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits and	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
Payments Upon	on	12/31/2010	12/31/2010	on	on	Control on	on	on
Separation	12/31/2010	(1)	(1)	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Service retention bonus (2)	$—	$—	$—	$—	$—	$—	$37,000	$37,000

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	141,055	141,055	141,055
Nonqualified Plan (4)	—	—	—	—	—	504	—	504
Healthcare benefits (5)	—	—	—	11,493	—	11,493	27,544	27,923
Disability income (6)	—	—	—	6,435	—	6,435	—	—
Life insurance benefits (7)	—	—	—	5,854	—	5,854	5,854	—
Cash severance	—	—	—	621,702	—	621,702	—	—
Total	$—	$—	$—	$645,484	$—	$787,043	$211,453	$206,482
____________________

(1)	Mr. Pomranke has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Program.

(3)	Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the unearned performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Pomranke’s award agreement.

(4)	Reflects the value of the rabbi trust established to fund our obligation under our ESOP SERP.

(5)	Reflects the estimated cost of premiums to be paid under our healthcare plans on behalf of Mr. Pomranke pursuant to the terms of his employment agreement.

(6)	Reflects the estimated cost of premiums to be paid on behalf of Mr. Pomranke under our group disability plan for the term of his employment agreement.

(7)	Reflects the estimated cost of premiums to be paid on behalf of Mr. Pomranke under our group term life insurance program for the term of his employment agreement.

     The following table shows the potential payments upon termination or change-in-control for Mr. Weberling.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits and	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
Payments Upon	on	12/31/2010	12/31/2010	on	on	Control on	on	on
Separation	12/31/2010	(1)	(1)	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Incentive plan	$—	$—	$—	$—	$—	$—	$—	$—

Benefits & Perquisites:
Stock awards (2)	—	—	—	—	—	38,227	38,227	38,227
Cash severance	—	—	—	—	—	216,132	—	—
Total	$—	$—	$—	$—	$—	$254,359	$38,227	$38,227
____________________

(1)	Mr. Weberling has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the unearned performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Weberling’s award agreement.

     The following table shows the potential payments upon termination or change-in-control for Mr. Clapp.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits and	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
Payments Upon	on	12/31/2010	12/31/2010	on	on	Control on	on	on
Separation	12/31/2010	(1)	(1)	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Service retention bonus (2)	$—	$—	$—	$—	$—	$—	$13,500	$13,500

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	66,472	66,472	66,472
Cash severance	—	—	—	—	—	169,817	—	—
Total	$—	$—	$—	$—	$—	$236,289	$79,972	$79,972
____________________

(1)	Mr. Clapp has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Program.

(3)	Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the unearned performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Clapp’s award agreement.

     The following table shows the potential payments upon termination or change-of-control for Mr. Zimmer.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits and	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
Payments Upon	on	12/31/2010	12/31/2010	on	on	Control on	on	on
Separation	12/31/2010	(1)	(1)	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Service retention bonus (2)	$—	$—	$—	$—	$—	$—	$12,441	$12,441

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	57,516	57,516	57,516
Healthcare benefits (4)	—	—	—	—	—	15,762	—	—
Cash severance	—	—	—	—	—	136,364	—	—
Total	$—	$—	$—	$—	$—	$209,642	$69,957	$69,957
____________________

(1)	Mr. Zimmer has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Program.

(3)	Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the unearned performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Zimmer’s award agreement.

(4)	Reflects the cost of COBRA premiums, if elected, up to the cost of family coverage pursuant to Mr. Zimmer’s change-in- control agreement.

DIRECTOR COMPENSATION

     We pay our Directors who are not our employees an annual retainer of $6,000 for service on our Board of Directors and $20,000 for service on the Bank’s Board of Directors. Our lead Director receives an additional fee of $6,000 annually. We also pay Compensation Committee members $550 per committee meeting attended with the committee Chairman receiving an additional $100 per meeting that he presides over. We pay Audit Committee members $750 per committee meeting attended with the committee Chairman receiving an additional $250 per meeting that he presides over. We pay Corporate Governance and Nominating Committee members $200 per meeting attended. Non-employee Directors attending Executive Committee meetings receive $200 per meeting attended. Asset Liability Management Committee members receive $400 per committee meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s Chairman.

     Director compensation is subject to periodic adjustment by our Board. All members of our Board also serve as members of the Bank’s Board of Directors. Mr. Prisby, the Chairman of the Board, is not compensated for attending any board or committee meetings. Mr. Pomranke is not compensated for attending any Bank Board or committee meetings.

     The following table details the compensation earned by each non-employee Director of CFS, either from CFS or the Bank, during 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	($) (b)	($) (c)	($) (d)	($) (e)	(f) (1)	($) (g) (2)	($) (h)
Gregory W. Blaine	$38,875	$—	$—	$—	$—	$139	$39,014
Gene Diamond	29,075	—	—	—	—	139	29,214
John W. Palmer	9,000	—	—	—	—	—	9,000
Robert R. Ross	35,000	—	—	—	—	139	35,139
Joyce M. Simon	32,025	—	—	—	12,128	139	44,292
____________________

(1)	The amount shown in column (f) represents all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trust under the Directors’ Deferred Compensation Plan.

(2)	Amounts shown consist of dividends paid on restricted stock unit awards.

     The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2010 for each Director.

Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
	Number of		Number of	Payout Value of
	Securities		Unearned	Unearned Shares,
	Underlying	Average	Shares, Units or	Units or Other
	Unexercised	Option	Other Rights	Rights That
	Options (#)	Exercise	That Have Not	Have Not
Name	Exercisable	Price ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(e)	(f) (1)
Gregory W. Blaine	20,000	$13.50	2,540	$13,284
Gene Diamond	20,000	13.50	2,540	13,284
John W. Palmer	—	—	—	—
Robert R. Ross	16,000	14.35	2,540	13,284
Joyce M. Simon	16,000	14.35	2,540	13,284
____________________

(1)	The market value was computed by multiplying the number of shares awarded under our Equity Incentive Plan by the closing price ($5.23) of our common stock on the last trading day of 2010.

Directors’ Deferred Compensation Plan

     All non-employee Directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a Director. The deferred amounts are placed in rabbi trusts established by CFS to fund its obligations under the plan. Substantially all trust assets are required to be invested in CFS common stock but remain subject to the claims of our general creditors.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our Audit Committee has approved the selection of BKD, LLP to serve as our independent registered public accounting firm to audit our financial statements for 2011. The committee and our Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance.

     The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2011 will be approved if the votes cast for the proposal exceed those cast against the proposal provided that a quorum is present in person or by proxy at the annual meeting. If the shareholders do not ratify the selection, the Audit Committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be appropriate.

     We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

     Our Board of Directors unanimously recommends that you vote FOR the ratification of the independent registered public accounting firm.

Fees Paid to the Independent Registered Public Accounting Firm

     The following fees were billed by BKD, LLP, our independent registered public accounting firm, for 2010 and 2009.

Audit Fees

     The aggregate audit fees billed by BKD, LLP include amounts for the audit of our annual condensed consolidated financial statements, the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2010 and 2009 were $230,900 and $225,500, respectively.

Audit-Related Fees

     BKD, LLP audited our benefit plans for the years ended December 31, 2009 and 2008. The amount of fees paid during 2010 and 2009 were $31,000 and $34,000, respectively. BKD, LLP did not provide any other audit-related services during 2010 and 2009.

Tax Fees

     The aggregate fees paid for professional services provided by BKD, LLP related to income tax return preparation, assistance with quarterly tax estimates. and consulting on various tax matters for the years ended December 31, 2009 and 2008. The amount of fees paid during 2010 and 2009 were $28,420 and $38,375, respectively.

All Other Fees

     There were no fees paid for services which are not included above for 2010 or 2009.

Pre-Approval of Audit and Non-Audit Services

     Our Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.

     Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s Chairman between regular meetings. In the period between committee meetings, the committee’s Chairman is authorized to pre-approve such services on behalf of the committee provided that the pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.

     During 2010, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

     The report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates this report by reference, and will not otherwise be deemed filed under these Acts.

     The Audit Committee reviewed and discussed with management and our independent registered public accounting firm our Company’s audited consolidated financial statements as of and for the year ended December 31, 2010. Management has the primary responsibility for our consolidated financial statements and the reporting process, including our system of internal controls. Our independent registered public accounting firm, BKD, LLP, audited our financial statements as of and for the year ended December 31, 2010 and expressed an opinion that the consolidated financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of our Company and its subsidiaries as of and for the year in conformity with generally accepted accounting principles for the United States of America.

     The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the committee concerning independence and has discussed with the independent registered public accounting firm its independence. The committee relies on the information and representations provided to it by management and the independent registered public accounting firm.

     Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Audit Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
Joyce M. Simon

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

     We are asking our shareholders to approve our executive compensation for 2010 as described in this proxy statement. This proposal (commonly known as a say-on-pay proposal) gives our shareholders the opportunity to express their views on the Company’s 2010 executive compensation, and our Executive Compensation Program. This vote is not intended to address any specific item of 2010 compensation, but rather the overall compensation of our executive officers as described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

     “RESOLVED, that the shareholders approve the 2010 compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders.”

     As described in detail under the heading Compensation Discussion and Analysis, our Executive Compensation Program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. This program is structured to compensate our NEOs for their contributions to our growth and profitability, as well as to provide the NEOs an incentive to remain with the Company and the Bank, and to continue to contribute to the Company’s growth and profitability in the future. We seek to reward our NEOs with a total compensation package that is competitive and is aligned with the financial and non-financial business goals supporting our business strategy. Our Executive Compensation Program is designed to accomplish the following objectives: (1) attract and retain the talent needed to execute our business strategy; (2) offer a total compensation package that is performance driven and is competitive in our industry, but also reflects our structure and business strategy; (3) base a portion of total compensation on enhancing our performance relative to short- and long-term goals; (4) closely align the interests of management with our shareholders; and (5) discourage our executives from taking excessive or unnecessary risks. Please read the Compensation Discussion and Analysis included in this proxy statement for additional details about our Executive Compensation Program and the different components thereof, including information about the total compensation of our NEOs in 2010.

     The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The vote will provide our Board and our Compensation Committee with information relating to the opinions of our shareholders which the Compensation Committee will consider as it makes determinations with respect to future action regarding executive compensation and our Executive Compensation Program.

     Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) in mid-2010. The Dodd-Frank Act requires that public companies give their shareholders the opportunity to cast advisory votes relating to executive compensation at the first annual meeting of shareholders held after January 21, 2011. However, for smaller reporting companies, such as CFS, the SEC’s new rules implementing this provision of the Dodd-Frank Act do not become effective until our annual shareholder meeting in 2013. Although not yet required, this say-on-pay proposal and the following proposal regarding the frequency of a shareholder vote on executive compensation (Proposal No. 4) are being submitted to our shareholders voluntarily this year because we feel it is important to understand our shareholders’ views relating to our Executive Compensation Program.

     Our Board of Directors unanimously recommends a vote FOR the approval of the 2010 compensation of our executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Similarly, although we are not required to include this non-binding proposal until our 2013 annual meeting, we are also asking our shareholders to indicate their preference with respect to the frequency with which we will submit the advisory vote on executive compensation to a vote of our shareholders. Accordingly, shareholders are being asked, on an advisory basis, to indicate their preference for such a vote once every one, two, or three years. Shareholders may choose to not indicate a preference by abstaining.

     After careful consideration, our Board of Directors and its Compensation Committee has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. Therefore, the Compensation Committee and the Board recommend that you select the one-year interval for the advisory vote on executive compensation.

     In formulating its recommendation, the Compensation Committee considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with direct, immediate input on our Executive Compensation Program as disclosed in the proxy statement every year, and provide us the opportunity to more quickly respond if we determine a change or revision to our Executive Compensation Program is warranted or advisable. Additionally, an annual advisory vote on executive compensation is consistent with our policy of engaging with our shareholders on corporate governance matters including executive compensation. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this agenda item.

     You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

     “RESOLVED, that the frequency with which the Company shall submit a proposal to its shareholders seeking a non-binding, advisory vote of the shareholders regarding the Company’s compensation practices shall be:
  Alternative 1: Every Year

  Alternative 2: Every Two (2) Years

  Alternative 3: Every Three (3) Years

  Alternative 4: Abstain
     The alternative of one (1) year, two (2) years or three (3) years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors, the Compensation Committee or the Company in any way, the Compensation Committee and the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

     Our Board of directors unanimously recommend that shareholders indicate a preference for Alternative 1: Every Year, as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Submission of Shareholder Proposals or Director Nominations for the Next Annual Meeting

     If you intend to present a proposal at our 2012 annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to Monica F. Sullivan, Corporate Secretary, at 707 Ridge Road, Munster, Indiana 46321. Ms. Sullivan must receive this proposal no later than November 16, 2011. Any such proposal would be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

     If you want to present a proposal at the 2012 annual meeting of shareholders, without including the proposal in the proxy statement, you must provide written notice to Ms. Sullivan at the address given above. Ms. Sullivan must receive this notice no later than November 16, 2011. Director nominations may be made at the annual meeting only by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting who has provided written notice to Ms. Sullivan by November 16, 2011. All notices must comply with the notice requirements set forth in our by-laws. A complete copy of our amended and restated by-laws was included as an exhibit to our Form 8-K filed on December 17, 2010 with the SEC and is also available to our shareholders free of charge upon request to Ms. Sullivan.

     Each notice of a proposal must include, among other information described in our by-laws, the following:
  a description of the business to be brought before the meeting;

  your name, address, the class, and number of shares of CFS common stock you own;

  the identification of any person retained or to be compensated by you, or acting on such person’s behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of your proposal and a brief description of such arrangement; and

  any material interest you may have in the proposal.
     Each notice of a nomination must include, among other information described in our by-laws, the following:
  your name, age, principal occupation, business and residential addresses, and the number of shares of CFS common stock you beneficially own;

  the name, age, principal occupation, and business and residential addresses of the nominee and the number of shares of CFS common stock beneficially owned by each nominee;

  a representation as to your record ownership of CFS common stock and your intent to appear in person or by proxy at the meeting to present each nominee specified in your notice;

  a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made;

  each nominee’s consent to be elected and to serve; and

  information that would be required to be disclosed in the solicitation of proxies for the election of Directors under the federal securities laws.
     Our Board of Directors may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

OTHER MATTERS AND DISCRETIONARY VOTING

     The Board of Directors is not aware of any matter other than those stated in this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, including whether or not to adjourn the meeting, a signed proxy card will confer discretionary authority to the persons named in the proxy card to vote on those matters. It is intended that the persons named as proxies in the proxy card will vote with respect to those matters as recommended by the Board of Directors of CFS or, if no recommendation is given, in their best judgment.

For the Board of Directors,

MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 15, 2011

CFS BANCORP, INC. 707 RIDGE RD. MUNSTER, IN 46321 ATTN: MONICA F. SULLIVAN
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you may consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31705-P05519	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CFS BANCORP, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

	01)	Gregory W. Blaine
	02)	Joyce M. Simon
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2011;		☐	☐	☐

3.	An advisory (non-binding) vote to approve the Company's 2010 executive compensation (say-on-pay);		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	An advisory (non-binding) vote on the frequency of an advisory vote on say-on-pay vote; and	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 15, 2011, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign this Proxy exactly as your name(s) appear(s) on the stock certificate. When shares of the Company are held by joint tenants, both tenants should sign. When signing this Proxy as attorney, executor, administrator, trustee, or guardian, please give the full title of such. If the shares are owned by a corporation, please sign the Proxy using the full corporate name, by the President or other authorized officer. If a partnership or other entity owns the shares, please have an authorized person sign on behalf of the partnership or other entity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Shareholder Letter and Combined Document are available at www.proxyvote.com.

M31706-P05519

CFS BANCORP, INC.
Annual Meeting of Shareholders
April 26, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the Board of Directors of CFS Bancorp, Inc. (the "Company") or any successors thereto, as proxies, with full power of substitution, to represent and to vote as indicated on the reverse side of this card all shares of common stock of CFS Bancorp, Inc. (the "Company") held in the name of the undersigned on March 4, 2011, at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 26, 2011 at 10:00 a.m. Central Time and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present. This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan.

This proxy, when properly executed, will be voted as directed, but if no direction is given, this proxy will be voted FOR the election of Gregory W. Blaine and Joyce M. Simon as directors of the Company and FOR Proposal 2 - Ratification of the Appointment of BKD, LLP; FOR Proposal 3 - Advisory Vote on Say-On-Pay; and 1 Year with respect to Proposal 4 - Frequency of the Say-On-Pay Advisory Vote. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Company's Board of Directors, or if no recommendation is given, in their best judgment.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side